Execution Copy

Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LANGUAGE LINE HOLDINGS, INC.,

LANGUAGE LINE ACQUISITION, INC.,

and

LANGUAGE LINE, INC.

DATED AS OF APRIL 14, 2004

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SECTION 11.12.	RISK OF LOSS	69
SECTION 11.13.	TIME OF ESSENCE	70
SECTION 11.14.	COUNTERPARTS	70

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EXHIBITS

Exhibit A	Agency and Escrow Agreement
Exhibit B	Form of Non-Competition, Non-Solicitation and Confidentiality Agreement

SCHEDULES

2.3	Optionholders
2.4	Management Loans
2.6(b)	Pro Rata Share of each Company Stockholder and Optionholder

3.1	List of Subsidiaries
3.3	Capitalization
3.5	Required Filings and Consents
3.6	Financial Statements; Indebtedness
3.6(a)	Operations; Liabilities
3.7	Absence of Certain Changes or Events
3.8	Litigation
3.10	Taxes
3.11	Intellectual Property
3.12	Material Contracts
3.13	Employee Benefit Plans
3.14	Properties; Assets
3.15(a)	Highly Compensated Employees
3.15(b)	Labor Relations
3.16	Environmental Matters
3.17	Insurance
3.18	Affiliate Transactions
3.20	Customers; Clients

4.4	Required Filings and Consents
4.5	Litigation

5.4	Required Filings and Consents
5.7	Litigation

6.1	Affirmative Covenants of the Company
6.2	Negative Covenants of the Company

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Index of Defined Terms

Section
AAA	9.7(c)
Acquiror	PREAMBLE
Acquiror Indemnified Person(s)	9.1(a)
Acquiror Material Adverse Effect	5.4(a)
Acquiror’s Estimate	2.4(d)
Acquisition Proposal	7.12
Adjustment Time	2.4(c)(i)
Appraisal Demand	9.13
Appraised Value	2.9
Affiliate	11.2(a)
Agency Agreement	2.6(a)
Agreement	PREAMBLE
Balance Sheet Date	3.6(a)
Basket	9.1(c)
Benefit Plans	3.13(a)
Business Day	11.2(b)
Cash on Hand	2.4(b)(i)
Certificate of Merger	1.3
Claim	9.4
Closing	1.2
closing agreement	3.10
Closing Balance Sheet	2.5(a)
Closing Date	1.2
Closing Statement	2.5(a)
Closing Working Capital	2.4(c)(viii)
COBRA	3.13(l)
Code	3.13(a)
Common Share Price	2.4(a)
Common Stock	2.2(a)
Company	PREAMBLE
Company Breaches	9.1(a)
Company Credit Agreement	2.4(b)(ii)
Company Credit Documents	2.4(b)(ii)
Company Financial Statements	3.6
Company Group	7.12
Company Hedging Agreements	2.4(b)(ii)
Company Indebtedness	2.4(b)(ii)
Company Indemnified Persons	9.9
Company Material Adverse Effect	3.1(a)
Company Securities	2.3(a)
Company Stockholders	2.2(a)

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Section
Company’s Stock Option Plan	2.3(a)
Company Subsidiary and Company Subsidiaries	3.l(a)
Confidentiality Agreement	7.2
Contested Claim	9.7(b)
Convertible Securities	2.4(c)(v)
Control, controlled by, under common control with	11.2(c)
Current Charter	7.5(a)
Current Policies	7.5(d)
D&T	7.10(b)
Damages	9.1(a)
Delaware Law	PREAMBLE
Director/Officer Claim	7.5(b)
Disputed Items	2.5(b)
Dispute Notice	2.5(b)
Dissenting Shares	2.8
Effective Time	1.3
employee benefit plan	3.13(a)
employee pension benefit plan	3.13(a)
EGTRRA	3.13(f)
Encumbrances	3.3
Environmental Law	3.16(b)(i)
ERISA	3.13(a)
ERISA Affiliate	3.13(a)
ERISA Plan	3.13(a)
Escrow Agent	2.6(b)
Escrow Termination Date	9.8
Estimated Merger Consideration	2.7(e)
Excess Amount	9.8
excess parachute payment	3.10
Excluded Shares	2.3(b)
Final Award	9.7(f)
Final Merger Consideration	2.5(d)
GAAP	3.6(a)
GUST	3.13(f)
Governmental Entity	3.5(b)
Hazardous Substance	3.16(b)(ii)
HSR Act	3.5(b)
Indemnification Escrow Account	2.6(b)
Indemnification Escrow Amount	2.6(b)
Indemnified Parties	7.5(b)
Indemnitee	9.4
Independent Accountants	2.5(c)
Initial Date	9.8

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Section
Intellectual Property	3.11
Interim Balance Sheet	3.5(c)
Interim Financial Statements	7.10
J.A.M.S.	9.7(c)
Knowledge of the Company	3.16(b)(iii)
Law	3.5(a)
Leased Real Property	3.14(b)
Letter of Credit Escrow Agreement	2.7(a)
Liquidated Damages Amount	10.2(c)
LLC	3.6(a)
Majority Holders	PREAMBLE
Management Loan(s)	2.4(c)
mass layoff	7.7(a)
Material Contracts	3.12(a)
Merger	PREAMBLE
Merger Consideration	2.4(c)
Merger Sub	PREAMBLE
Monthly Interim Financial Statements	7.10(a)
multiemployer plan	3.13(h)
Notice of Claim	9.4
Online Debt	3.6(b)
Option(s)	2.3(a)
Option Price	2.3
Optionholder(s)	2.3(a)
Order	3.16(b)(iv)
parachute payments	3.13(k)
Paying Agent	2.6(a)
Payment Fund	2.6(d)
PEP Parties	7.1(b)
Permitted Encumbrances	3.14
Permits	3.9
Person	11.2(d)
plant closing	7.7(a)
Pre-Closing Letter of Credit	2.7(a)
Price Certification Certificate	2.4(c)
Pro Rata Share	2.6(b)
qualified	3.13(f)
Quarterly Interim Financial Statements	7.10(a)
Release Date	9.10
Remaining Balance	9.8
Representative Expenses	9.3(a)
Reserve Account	2.6(c)
Reserve Amount	2.6(c)

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Section
Restricted Stock Plan	2.3(b)
Securityholders	2.3(a)
Shareholders’ Representative	9.3(a)
single employer	3.13(a)
SAS	1.2
Stock Certificates	2.5
Subsidiary	3.1(b)
Surviving Corporation	1.1
Tax and Taxes	3.10
Tax Benefit	9.1(e)
Tax Return	3.10
Termination Date	10.1(c)
Third Party Acquisition	7.12
Third-Party Claim	9.4(b)
Total Number of Shares	2.4(c)
Total Option Amount	2.4(c)
Transaction Expenses	2.4(b)(iii)
Transmittal Letter	2.6(e)(i)
Unresolved Items	2.5(c)
WARN Act	7.7(a)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into this 14th day of April 2004, by and among LANGUAGE LINE HOLDINGS, INC., a Delaware corporation (the “Company”), LANGUAGE LINE ACQUISITION, INC., a Delaware corporation (the “Acquiror”), and LANGUAGE LINE, INC., a Delaware corporation (the “Merger Sub”).

WHEREAS, the Boards of Directors of the Company, Acquiror and Merger Sub have each determined that it is advisable for, and in the best interests of their respective stockholders that, Merger Sub, a wholly-owned subsidiary of Acquiror, merge with and into the Company (the “Merger”), pursuant to and subject to the terms and conditions of this Agreement and the Delaware General Corporation Law (“Delaware Law”); and

WHEREAS, concurrently with the execution of this Agreement and as an inducement to Acquiror and Merger Sub to enter into this Agreement, stockholders of the Company owning a majority of the Company’s outstanding Common Stock (the “Majority Holders”) have executed a Written Consent of Stockholders dated as of the date hereof, pursuant to which, among other things, the Majority Holders have approved and adopted this Agreement and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1. The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Acquiror. The name of the Surviving Corporation shall be Language Line, Inc.

SECTION 1.2. Closing.

Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place on (a) the later of (i) the third day (or if such day is not a Business Day, the next Business Day) after satisfaction of or, to the extent permissible, waiver of, all of the conditions set forth in Article VIII hereof (other than those conditions which, by their nature, can only be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), (ii) June 11, 2004 or (iii) thirty-five (35) days following the day the Company delivers to Acquiror LLC’s unaudited consolidated balance sheets as of March 31, 2003 and March 31, 2004 and its unaudited consolidated statements of income, member’s (deficiency) capital and of cash flows for the three-month periods then ended as to which balance sheets and income, and member’s (deficiency) capital and cash flow statements D&T has performed a Statement of Auditing Standards (“SAS”) 100 review relating to the standard applicable to an accountant performing a review of interim financial information (or if such 35th day is not a Business Day, the next Business Day), or (b) subject to the satisfaction of, or, to the extent permissible, waiver of, all the conditions set forth in Article VIII hereof (other than those conditions which, by their nature, can only be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), such earlier Business Day as specified in a written notice to the Company given by Acquiror at least seven (7) Business Days in advance of the proposed Closing (the “Closing Date”), at the offices of Edwards & Angell, LLP, 2800 Financial Plaza, Providence, RI 02903, unless another date or place is agreed to in writing by the parties hereto.

SECTION 1.3. Effective Time.

Prior to the Closing, the parties hereto shall prepare, and on the Closing Date shall cause the Merger to be consummated by the filing of, a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law and in such form as approved by the Company and the Acquiror prior to such filing (the date and time of the filing of the Certificate of Merger or the time specified therein as the effective time of the Merger being the “Effective Time”), and the Company and the Acquiror and Merger Sub shall make all other recordings or filings required under Delaware Law or any other applicable Law as may be required to consummate the transactions contemplated by this Agreement.

SECTION 1.4. Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5. Certificate of Incorporation; Bylaws.

At the Effective Time, (a) the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and Delaware Law, and (b) the bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions of the Surviving Corporation’s certificate of incorporation and Delaware Law.

SECTION 1.6. Directors and Officers.

The directors of Merger Sub shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation; and the officers of Merger Sub shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.7. Subsequent Actions.

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such constituent corporations or otherwise, all such other actions and things as may be necessary or desirable to continue in, vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.1. Effect of Merger on Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time by virtue of the Merger and without any action on the part of the Acquiror or Merger Sub into and become one fully paid and nonassessable share of common stock, par value $0.001 per share of the Surviving Corporation.

SECTION 2.2. Effect on Capital Stock of the Company.

At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any shares of capital stock of the Company or Merger Sub:

(a) Common Stock. Each share of common stock, par value $.001 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time

(excluding any shares described in Section 2.2(b) and any Dissenting Shares) shall be converted into the right to receive an amount in cash, without interest, equal to the Common Share Price, payable in accordance with this Article II. All such shares of Common Stock that are issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Common Share Price, payable in accordance with this Article II. The holders of shares of Common Stock (such holders other than Acquiror and its Affiliates, the “Company Stockholders”) issued and outstanding immediately prior to the Effective Time shall from and after the Effective Time cease to have any rights with respect to such shares of Common Stock, except as otherwise provided herein or by Delaware Law.

(b) Treasury Stock; Company Stock held by Acquiror. Any shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no cash or other property shall be delivered or deliverable in exchange therefor. Any shares of capital stock of the Company held by the Acquiror or its Affiliates (“Excluded Shares”) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no cash or other property shall be delivered or deliverable in exchange therefor.

SECTION 2.3. Cancellation of Options; Restricted Stock Plan.

(a) Options. In accordance with the terms of the Company’s 2001 Stock Incentive Plan (as amended prior to the date hereof, the “Company’s Stock Option Plan”), (i) prior to the Effective Time the Company will elect to cause all of the options granted under the Company’s Stock Option Plan that are outstanding (each an “Option” and collectively, the “Options,” and together with the Common Stock sometimes referred to in this Agreement as the “Company Securities”) and unvested to become fully vested immediately prior to the Effective Time, (ii) the Company shall cause all of the Options that are outstanding immediately prior to the Effective Time to be canceled immediately prior to the Effective Time and shall terminate the Company’s Stock Option Plan as of the Effective Time, and (iii) subject to the transfers and reductions provided for in Section 2.6, each holder of Options (each an “Optionholder” and collectively the “Optionholders” and together with the Company Stockholders, sometimes referred to in this Agreement as the “Securityholders”) shall be entitled to receive from the Company out of the Payment Fund paid by the Acquiror to the Paying Agent for the benefit of the Securityholders in accordance with Section 2.6(f), in consideration for such cancellation, the Option Price multiplied by the number of shares of Common Stock issuable upon exercise of the Options held by such Optionholder, minus the aggregate exercise price for the Common Stock issuable upon exercise of the Options held by such Optionholder. The holder of record of each Option, the number of shares of Common Stock for which the Options held by such holder are exercisable, and the exercise price thereof, in each case as of the date hereof, is set forth on Schedule 2.3. Any and all amounts payable to or for the benefit of Optionholders pursuant to this Section 2.3 and Section 2.6 shall be subject to the Company’s withholding from such amount any and all applicable withholding Tax, as determined in good faith by the Company. The Company and Acquiror shall take or cause to be taken all action necessary so that on and after the Effective

Time no Person shall have any option to purchase shares of Common Stock or any other equity interest in the Company pursuant to Options outstanding under the Company’s Stock Option Plan. Effective on or prior to the Effective Time, the Company will terminate (A) the provisions of all other plans, programs, or arrangements of the Company pursuant to which any Person shall have any right to acquire or participate in changes in value of equity securities of the Company and (B) all such rights.

(b) Restricted Stock Plan. Effective as of the Effective Time, the Company’s repurchase rights (if any) with respect to shares of Common Stock issued pursuant to the Company’s 2000 Restricted Stock Plan (the “Restricted Stock Plan”) shall be terminated. The Common Share Price payable pursuant to this Article II to each participant in the Restricted Stock Plan in respect of each share of Common Stock issued pursuant thereto shall be deemed to satisfy all obligations of the Company and the Surviving Corporation to the participants in the Restricted Stock Plan.

SECTION 2.4. Calculation of Common Share Price and Option Price.

(a) For purposes of this Agreement, “Common Share Price” shall mean the quotient determined by dividing:

(i) an amount equal to (A) the Merger Consideration, less (B) the Total Option Amount,

by

(ii) the number of shares of Common Stock outstanding immediately prior to the Closing.

(b) For purposes of this Agreement, “Option Price” shall mean the quotient determined by dividing:

(i) the Merger Consideration

by

(ii) the Total Number of Shares

(c) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Cash on Hand” means all cash and cash equivalents held by or for the account of the Company and the Company Subsidiaries as of 12:01 a.m., California time, on the date of the Closing (the “Adjustment Time”), determined in accordance with GAAP. For clarity, Cash on Hand shall (1) be calculated net of issued but uncleared checks and drafts, (2) include checks and drafts received by the Company and the

Company Subsidiaries as of the Closing but not yet deposited, and (3) be calculated disregarding any amounts due to the Company pursuant to the Deferred Purchase Price Agreement with Online Interpreters (the “Online Escrow Receivable”).

(ii) “Company Indebtedness” means, without duplication, (A) all indebtedness of the Company and the Company Subsidiaries for borrowed money (including all principal, interest, premiums, penalties, and breakage fees), including under that certain Third Amended and Restated Loan Agreement among Language Line, LLC, the Financial Institutions whose names appear as Lenders on the signature pages thereof and Toronto Dominion (Texas), Inc., as Administrative Agent for the Lenders with TD Securities (USA), Inc. as Lead Arranger, Fleet National Bank as Syndication Agent and Wachovia Bank, National Association as Documentation Agent, dated July 25, 2003 (as the same may be amended from time to time, the “Company Credit Agreement”), (B) the Online Debt, (C) all obligations of the Company and the Company Subsidiaries evidenced by notes, bonds, debentures or similar instruments or pursuant to any guaranty (excluding, in any event, the amounts covered in clauses (A) and (B), trade payables), (D) all obligations (including breakage costs) payable under interest rate protection agreements (including interest rate swaps, caps, floors and collars) and in respect of any hedging agreements, including those certain ISDA Master Agreements with Bank of New York, TD Bank Financial Group, Wachovia Bank, N.A., Fleet National Bank and SMBC Capital Markets, Inc. as agent for SMBC Derivative Products Limited (collectively, the “Company Hedging Agreements” and, together with the Company Credit Agreement, the “Company Credit Documents”), (E) any obligations pursuant to deferred compensation obligations and (F) obligations under capital leases or for deferred purchase price of property or services.

(iii) “Management Loans” means the loans and advances made to the Company’s officers as described in Schedule 2.4, including all principal, interest and other amounts due to the Company or a Company Subsidiary with respect to such loans and advances (each such loan or advance a “Management Loan”).

(iv) “Merger Consideration” means an amount equal to (A) Seven Hundred Twenty-One Million Eight Hundred Thousand Dollars ($721,800,000.00) plus (B) the total amount of Cash on Hand, plus (C) the aggregate amount due to the Company and the Company Subsidiaries as of the Closing Date with respect to Management Loans, minus (D) the outstanding amount of Company Indebtedness as of the Closing, minus (F) the Transaction Expenses, if any, plus (G) the amount, if any, by which the Closing Working Capital exceeds $18,200,000, minus (H) the amount, if any, by which $16,200,000 exceeds the Closing Working Capital.

(v) “Total Number of Shares” means the sum of (A) the number of shares of Common Stock outstanding immediately prior to Closing and (B) the number of shares of Common Stock issuable upon exercise, conversion or exchange of all Options, warrants and other securities, directly or indirectly, convertible into or exchangeable for any

Common Stock (“Convertible Securities”) outstanding immediately prior to the Closing and before giving effect to their cancellation pursuant to Section 2.3.

(vi) “Total Option Amount” means the aggregate amount the Optionholders are entitled to receive (after giving effect to the reduction for the aggregate exercise prices for the Options) in consideration for the cancellation of the Options pursuant to Section 2.3 (and for avoidance of doubt, without regard to any Tax withholding or any reductions provided for in Section 2.7).

(vii) “Transaction Expenses” means the fees and expenses incurred on or before the Closing Date (whether or not invoiced) and payable by the Company and the Company Subsidiaries to third parties related to or arising out of the transactions contemplated by this Agreement, or any alternative transaction the Company and/or its stockholders have considered or may consider (including the “auction process” conducted on the Company’s or its stockholders’ behalf prior to the date hereof), including travel, legal, accounting, investment banking and other professional fees and expenses, in each case that are not paid as of the Effective Time that will become or remain a liability of the Surviving Corporation or any Company Subsidiary.

(viii) “Closing Working Capital” means the aggregate amount of the current assets of the Company and the Company Subsidiaries (exclusive of Cash on Hand, the Management Loans, the Online Escrow Receivable and any asset related to deferred tax benefit) less the aggregate amount of the current liabilities of the Company and the Company Subsidiaries (exclusive of any amount included in Company Indebtedness (including the current portion thereof) or Transaction Expenses, amounts payable to Optionholders upon termination of the Options pursuant to this Agreement or any deferred tax liability), in each case determined as of the Adjustment Time but giving effect to the transactions contemplated by this Agreement and in accordance with Section 2.5(e). In determining current assets and liabilities hereunder, (i) all accounting entries shall be taken into account regardless of their amount and all known errors and omissions shall be corrected, (ii) all known proper adjustments shall be made, and (iii) appropriate reserves for all known and quantifiable liabilities and obligations for which reserves are appropriate in accordance with GAAP shall be included.

(d) Not fewer than four Business Days prior to the Closing, the President or Chief Financial Officer of the Company shall deliver to Acquiror a certificate setting forth the Company’s good faith estimates of the amount of Cash on Hand, Company Indebtedness, Management Loans and Transaction Expenses as of the Closing Date and the adjustment to be made pursuant to Section 2.5, together with a pro forma consolidated balance sheet of the Company and the Company Subsidiaries as of the Adjustment Time, and a calculation of the Merger Consideration and the Common Share Price (the “Price Certification Certificate”). During the two Business Days following the delivery of the Price Certification Certificate to Acquiror, the Company and Acquiror shall discuss the Company’s estimates and endeavor to resolve any differences. In the event of any disagreement as to the items estimated in the Price Certification Certificate or the calculation of the Merger Consideration or Common Share Price, the Acquiror shall, not later than two Business Days after the delivery of the Price Certification Certificate, deliver to the Company the Acquiror’s good faith estimates of the Cash on Hand, Company Indebtedness, Management Loans and Transaction Expenses as of the Closing Date and the adjustment to be made pursuant to Section 2.5, and a calculation of the Merger Consideration and Common Share Price (the “Acquiror’s Estimate”).

SECTION 2.5. Post-Closing Adjustments.

(a) No later than the 90th day following the Closing Date, Acquiror will prepare and deliver to the Shareholders’ Representative a consolidated balance sheet of the Company and the Company Subsidiaries as of the Adjustment Time (the “Closing Balance Sheet”), together with a statement (the “Closing Statement”) setting forth Acquiror’s determination of the amount of the Merger Consideration. Acquiror will prepare the Closing Balance Sheet and the Closing Statement (including the determinations included therein) in accordance with Section 2.5(c).

(b) During the 60-day period immediately following the Shareholders’ Representative’s receipt of the Closing Balance Sheet and the Closing Statement or in the event the Acquiror shall fail to deliver the Closing Balance Sheet and the Closing Statement within such 90-day period (in which case, for purposes of this Section 2 the Price Certification Certificate will be treated as the Closing Balance Sheet and the Closing Statement), the Shareholders’ Representative and its representatives (i) will be permitted to review, during normal business hours and upon reasonable notice, the Surviving Corporation’s and the Company Subsidiaries’ books and records and the working papers related to the preparation of the Closing Balance Sheet and the Closing Statement (including the determinations included therein), and (ii) will be given reasonable access, during normal business hours and upon reasonable notice, to knowledgeable employees and accounting professionals of Acquiror in order to facilitate the Shareholders’ Representative’s review of the Closing Balance Sheet and the Closing Statement; provided, however, that the review and access described in clauses (i) and (ii) will be conducted at times and in a manner that does not unreasonably interfere with the operation of Acquiror’s, the Surviving Corporation’s or the Company Subsidiaries’ respective businesses. The Closing Balance Sheet and the Closing Statement (including the determinations included therein) will become final, binding and conclusive upon Acquiror, the Company Stockholders and the Optionholders (a) on the 60th day following the Shareholders’ Representative’s receipt thereof, unless Acquiror receives from the Shareholders’ Representative prior to such 60th day written notice of the Shareholders’ Representative’s disagreement (a “Dispute Notice”) with any account or determination set forth in the Closing Balance Sheet or the Closing Statement or (b) on such earlier date as the Shareholder Representative notifies Acquiror that it does not dispute the Closing Balance Sheet and Closing Statement; provided if Acquiror shall have failed to delivery timely the Closing Balance Sheet and Closing Statement, the 60-day period referred to in clause (a) shall refer to the 60th day after the same was due to be delivered. Any Dispute Notice will specify in reasonable detail the nature and dollar amount of any disagreement so asserted (collectively, the “Disputed Items”). Any account or determination set forth or reflected on the Closing Balance Sheet or the Closing Statement that is not specifically objected to in the Dispute Notice will be deemed final, binding and conclusive upon

Acquiror, the Company Stockholders, the Optionholders, and the Shareholders’ Representative upon delivery of the Dispute Notice. If the Shareholders’ Representative timely delivers a Dispute Notice, then the determination of the Merger Consideration (in accordance with the resolution described in clause (x) or (y) below, as applicable) will become final, binding and conclusive upon Acquiror, the Company Stockholders, the Optionholders, and the Shareholders’ Representative on the first to occur of (x) the date on which Acquiror and the Shareholders’ Representative resolve in writing all differences they have with respect to the Disputed Items or (y) the date on which all of the Disputed Items that are not resolved by the Acquiror and the Shareholders’ Representative in writing are finally resolved in writing by the Independent Accountants in accordance with Section 2.5(c).

(c) During the 30 days following delivery of a Dispute Notice, Acquiror and the Shareholders’ Representative will seek in good faith to resolve in writing any differences which they have with respect to all of the Disputed Items. Any Disputed Item resolved in writing by Acquiror and the Shareholders’ Representative will be deemed final, binding and conclusive on the Acquiror, the Company Stockholders, the Optionholders, and the Shareholders’ Representative. If Acquiror and the Shareholders’ Representative do not reach agreement on all of the Disputed Items during such 30-day period (or such longer period as they shall mutually agree), then at the end of such 30-day (or longer) period Acquiror and the Shareholders’ Representative will submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to a nationally recognized firm of independent certified public accountants with a nationwide audit and accounting practice as Acquiror and the Shareholders’ Representative may mutually agree) (the “Independent Accountants”) to review and resolve such matters. The Independent Accountants will determine each Unresolved Item (the amount of which may not be more favorable to Acquiror than the related amount reflected in the Closing Statement nor more favorable to the Shareholders’ Representative than the related amount set forth in the Dispute Notice) in accordance with Section 2.5(e) as promptly as may be reasonably practicable, and Acquiror and the Shareholders’ Representative will instruct the Independent Accountants to endeavor to complete such process within a period of no more than 60 days. The Independent Accountants may conduct such proceedings as the Independent Accountants believe, in their sole discretion, will assist in the determination of the Unresolved Items; provided, however, that, except as Acquiror and the Shareholders’ Representative may otherwise agree, all communications between Acquiror and the Shareholders’ Representative or any of their respective representatives, on the one hand, and the Independent Accountants, on the other hand, will be in writing with copies simultaneously delivered to the non-communicating party. The Independent Accountants’ determination of the Unresolved Items will be final, binding and conclusive on Acquiror, the Company Stockholders, the Optionholders, and the Shareholders’ Representative, effective as of the date the Independent Accountants’ written determination is received by Acquiror and the Shareholders’ Representative. The fees and expenses of the Independent Accountants will be borne one-half by Acquiror and one-half by the Shareholders’ Representative, and each of Acquiror and the Shareholders’ Representative will bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure.

(d) Upon final determination of the Merger Consideration pursuant to Section 2.5(b) or (c) (the “Final Merger Consideration”), an adjustment to the Merger Consideration will be determined and paid as follows:

(i) If the Estimated Merger Consideration exceeds the Final Merger Consideration, the Shareholders’ Representative and Acquiror shall within fifteen (15) Business Days of the determination of Final Merger Consideration issue joint written instructions directing the Escrow Agent to pay to Acquiror the amount of such excess out of the Indemnification Escrow Account by wire transfer of immediately available funds to the account specified by Acquiror.

(ii) If the Final Merger Consideration exceeds the Estimated Merger Consideration, Acquiror will pay to the Escrow Agent, on behalf of the Company Stockholders and the Optionholders, the amount of such excess. Any amount payable by Acquiror to the Escrow Agent pursuant to this Section 2.5(f)(ii) will be paid within fifteen (15) Business Days of the determination of Final Working Capital by wire transfer of immediately available funds to the account specified in the Agency Agreement.

(e) For the purposes of Section 2.4 and this Section 2.5, each accounting term used herein will have the meaning that is applied thereto in accordance with GAAP and, to the extent consistent with GAAP, the accounting principles, policies, procedures and methodologies applied in preparing the Interim Balance Sheet and the accompanying statement of income. Each account included in the Closing Statement and the Closing Balance Sheet will be (A) calculated in accordance with GAAP as in effect on the Balance Sheet Date, and, to the extent consistent with GAAP as in effect on the Balance Sheet Date, utilizing the accounting principles, policies, procedures and methodologies applied in preparing the Company Financial Statements (without regard for materiality), including with respect to the nature or classification of accounts, and determining levels of reserves or levels of accruals; and (B) consistent with the books and records of the Company and the Company Subsidiaries and the definitions herein agreed; provided, however, that all known errors and adjustments of the type required in a year-end closing of the books will be taken into account in the calculation of the Merger Consideration.

SECTION 2.6. Exchange of Stock Certificates/Cancellation of Options.

(a) At the Effective Time, each Company Stockholder shall be entitled to receive, subject to the transfers and reductions provided for in Section 2.7, for each share of Common Stock (other than Dissenting Shares and Excluded Shares) held at the Effective Time, the Common Share Price (as calculated in Section 2.4(a)) in cash, in exchange for the delivery of stock certificates evidencing such shares of Common Stock (the “Stock Certificates”) duly endorsed for transfer or accompanied by appropriate transfer documents. Payment for such shares of Common Stock shall be made by the Paying Agent from the Payment Fund in accordance with Section 2.7 and the Agency Agreement.

(b) At the Effective Time, each Optionholder shall be entitled to receive, subject to the transfers and reductions provided for in Section 2.7, in respect of the cancellation of each Option, the Option Price in cash as calculated in Section 2.3(a) and Section 2.4(b). Payment in consideration of cancellation of the Options shall be made on behalf of the Company by the Paying Agent from the Payment Fund in accordance with Section 2.7 and the Agency Agreement.

SECTION 2.7. Payment; Escrow; Reserve Amount; Payment Procedures.

(a) Letter of Credit Deposit. Concurrently with the execution of this Agreement and as an inducement to the Company to enter into this Agreement, Acquiror shall deliver to SunTrust Bank (the “Pre-Closing Escrow Agent”) pursuant to the terms and conditions of the Pre-Closing Letter of Credit Escrow Agreement, dated as of the date of this Agreement, among Acquiror, the Shareholders’ Representative and the Pre-Closing Escrow Agent (the “Letter of Credit Escrow Agreement”) an irrevocable stand-by letter of credit in the face amount of Thirty Million Dollars ($30,000,000) on standard commercial terms in a form and from a bank or financial institution reasonably acceptable to the Company Stockholders and the Company naming the Pre-Closing Escrow Agent identified in the Letter of Credit Escrow Agreement as the beneficiary (the “Pre-Closing Letter of Credit”) to secure Acquiror’s obligations hereunder.

(b) Paying Agent. Pursuant to the Agency and Escrow Agreement of even date herewith (the “Agency Agreement”), a copy of which is attached to this Agreement as Exhibit A, by and among the Company, the Acquiror, the Shareholders’ Representative and The Capital Trust Company of Delaware as paying agent (in such capacity, the “Paying Agent”), the Company has appointed the Paying Agent to effect the delivery of a portion of the consideration payable to the Company Stockholders and the Optionholders under Section 2.6(b) and Section 2.6(c), respectively.

(c) Escrow Agent. Pursuant to the Agency Agreement, the Acquiror, the Company and the Shareholders’ Representative have appointed The Capital Trust Company of Delaware as the escrow agent (in such capacity, the “Escrow Agent”) to hold the Indemnification Escrow Amount. At the Closing the Acquiror shall deposit with the Escrow Agent on behalf of the Company Stockholders and Optionholders out of the Merger Consideration the sum of thirty million dollars ($30,000,000) (the “Indemnification Escrow Amount”), by wire transfer of immediately available funds, such amount to be held in a segregated account (the “Indemnification Escrow Account”) for the purposes of securing the payment of any post-closing adjustment to the Merger Consideration pursuant to Section 2.5 above and the indemnification obligations set forth in Article IX of this Agreement. Each Company Stockholder and Optionholder shall be deemed to have deposited with the Escrow Agent that portion of the Indemnification Escrow Amount equal to a fraction the numerator of which is the number of shares of Common Stock held by such Company Stockholder or Optionholder on the date hereof (assuming for this purpose that all Options, warrants and Convertible Securities were vested and fully exercised on the date hereof) and the denominator of which is the difference between (i) Total Number of Shares and (ii) the number of Dissenting Shares (as to any Company Stockholder or Optionholder, its “Pro Rata Share”). The Pro Rata Share of each Company Stockholder and Optionholder is set forth on Schedule 2.7(b).

(d) Reserve Account. The Shareholders’ Representative may establish a reserve account (the “Reserve Account”) in an amount up to $7.5 million (the amount so established, the “Reserve Amount”) to pay costs, fees and expenses incurred by or for the benefit of the Company Stockholders and Optionholders on or after the Closing in connection with the transactions contemplated by this Agreement. Upon the written request of the Shareholders’ Representative given to the Acquiror at least two (2) days prior to Closing, at the Closing the Acquiror shall wire transfer the Reserve Amount to an account designated by the Shareholders’ Representative. To the extent amounts placed into the Reserve Account are not used, or in the good faith judgment of the Shareholders’ Representative are not expected to be used, to pay fees and expenses incurred in connection with the transactions contemplated by this Agreement including costs associated with any indemnification claims, such remaining amount, together with all earnings thereon, shall be distributed to the Company Stockholders and Optionholders in proportion to their respective Pro Rata Shares. The Shareholders’ Representative shall have sole and exclusive authority to disburse and pay amounts placed into the Reserve Account consistent with the provisions of this Agreement.

(e) Deposit with Paying Agent. At the Closing, Acquiror shall deposit in trust with the Paying Agent, by wire transfer of immediately available funds, for the sole benefit of the Company Stockholders and the Optionholders, an amount equal to (i) the estimated amount of the Merger Consideration as set forth in the Price Certification Certificate, or if an Acquiror’s Estimate has been provided to the Company pursuant to Section 2.4(d), the average of the Merger Consideration set forth in the Price Calculation Certificate and in Acquiror’s Estimate (the “Estimated Merger Consideration”) less (ii) the sum of (A) the Indemnification Escrow Amount, (B) the Reserve Amount (C) an amount equal to the Management Loans and (D) an amount equal to the product of the Common Share Price (based on the Estimated Merger Consideration) and the sum of the number of Dissenting Shares and Excluded Shares (such amount required to be deposited with the Paying Agent, the “Payment Fund”). The Payment Fund shall be held in trust and disbursed by the Paying Agent on the terms and subject to the conditions set forth in this Agreement and the Agency Agreement. In the event of any conflict between the terms of this Agreement and the Agency Agreement, the terms of this Agreement shall control.

(f) Payment Procedures for Company Stockholders.

(i) Each record holder of a Stock Certificate shall be provided by the Company with a form of letter of transmittal (the “Transmittal Letter”) and instructions for the use thereof to surrender such Stock Certificate to the Paying Agent for payment pursuant to this Section 2.7. The Transmittal Letter shall specify that delivery shall be effected, and risk of loss and title to Stock Certificates shall pass, only upon proper delivery of Stock Certificates (or an appropriate, in Acquiror’s reasonable judgment, affidavit of loss in respect thereof) to the Paying Agent in accordance with the terms of delivery specified in the Transmittal Letter and the instructions for the use thereof in surrendering Stock Certificate(s).

(ii) Each Company Stockholder shall be deemed to have received an amount equal to his, her or its Pro Rata Share of the Indemnification Escrow Amount at the Effective Time as a portion of the Common Share Price payable to such Company Stockholder in the Merger. Each Company Stockholder shall be deemed to have received an amount equal to his, her or its Pro Rata Share of the Reserve Amount deposited with the Shareholders’ Representative at the Effective Time as a portion of the Common Share Price payable to such Company Stockholder in the Merger.

(iii) Each holder of Common Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender to the Paying Agent for cancellation of the Stock Certificate(s) that previously represented such Common Stock, and subject to any required withholding of Taxes, the Common Share Price into which such Common Stock shall have been converted in the Merger less an amount equal to such Company Stockholder’s Pro Rata Share of the Indemnification Escrow Amount and Reserve Amount; provided, however, the amount otherwise payable to any Company Stockholder that is obligated under a Management Loan shall be reduced by the total amount of such Management Loan outstanding as of the Closing Date, in accordance with the written direction of such Company Stockholder heretofore delivered to the Company and Acquiror, in order to repay in full such Management Loan. As contemplated by the Agency Agreement, if a Company Stockholder delivers his, her or its Stock Certificate(s), a properly completed Transmittal Letter and payment instructions (including wire transfer instructions if applicable) to the Paying Agent at least three (3) Business Days prior to the Closing Date, the Common Share Price in respect of such Stock Certificate(s) so delivered, less the aforesaid reductions, will be paid to such Company Stockholder promptly following the Effective Time and in no event later than the Business Day following the Effective Time. From and after the Effective Time until surrendered to the Paying Agent, each Stock Certificate shall be deemed for all corporate purposes to evidence only the right to receive, in accordance with the terms of this Agreement, the Common Share Price into which the Common Stock previously represented thereby shall have been converted in the Merger. No interest will accrue or be paid on any amount payable to the holder of any outstanding Common Stock or to any Optionholder pursuant to this Agreement.

(g) Payment Proceeds for Optionholders. Each Optionholder will be paid cash, in consideration for the cancellation of his or her Options, on behalf of the Company out of the Payment Fund held by the Paying Agent the Option Price multiplied by the number of shares of Common Stock for which such Options were exercisable immediately prior to their cancellation pursuant to Section 2.3 minus the aggregate exercise price of the Common Stock issuable upon exercise of such Options, less such Optionholder’s Pro Rata Share of the Indemnification Escrow Amount and Reserve Amount; provided, however, the amount otherwise payable to any Optionholder that is obligated for a Management Loan shall be reduced by the total amount of such Management Loan outstanding as of the Closing Date, in accordance with the written direction of such Optionholder heretofore delivered to the Company and Acquiror, in order to repay in full such Management Loan.

(h) Termination of Paying Agent’s Obligations. Any funds deposited with the Paying Agent pursuant to this Section 2.7 (together with any earnings thereon) that shall not have been applied or released by the Paying Agent prior to the 180th day following the Effective Time shall be returned by the Paying Agent to the Surviving Corporation, and any former Company Stockholders or Optionholder who thereafter remain entitled in accordance with the terms of this Agreement to receive payment in respect of shares of Common Stock or Options pursuant to this Agreement shall thereafter look only to the Surviving Corporation for payment of the same, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors thereof under applicable Law.

(i) No Further Rights in Common Stock. All cash paid upon conversion of the shares of Common Stock in accordance with the terms of this Article II, and all cash paid pursuant to Section 2.6 to or for the benefit of Company Stockholders, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Common Stock.

(j) Lost, Stolen or Destroyed Stock Certificates. In the event any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such lost, stolen or destroyed Stock Certificate(s) and granting adequate (in Acquiror’s reasonable judgment) indemnity against any claim that may be made against Acquiror or the Paying Agent with respect to such Stock Certificate(s), the Paying Agent shall pay, and the Acquiror shall direct the Paying Agent to pay to such Person the Common Share Price with respect to each share evidenced by such lost, stolen or destroyed Stock Certificate(s).

(k) Payment of Management Loans. Upon reduction of the amounts payable to the Company Stockholders and Optionholders that are obligated for Management Loans under subparagraphs (f) and (g) above, the Management Loans shall be deemed paid in full by such Company Stockholder or Optionholder, as the case may be and the Surviving Corporation shall have no further recourse against such Company Stockholder or Optionholder in respect thereof.

SECTION 2.8. Stock Transfer Books.

At the Effective Time, the stock transfer books of the Company with respect to all shares of capital stock of the Company shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of the Company. On or after the Effective Time, any certificates for shares of Common Stock (excluding any shares described in Section 2.2(b) and Dissenting Shares) presented to the Paying Agent, the Surviving Corporation or Acquiror for any reason shall represent only the right to receive the Common Share Price payable in accordance with Article II.

SECTION 2.9. Dissenting Shares.

Notwithstanding any other provisions of this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Person who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Common Share Price. The holders of Dissenting Shares shall be entitled to receive payment of the appraised value of such shares of Common Stock held by them in accordance with the provisions of such Section 262 (the “Appraised Value”), except that all Dissenting Shares held by a Person who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Common Share Price, upon surrender, payable in the manner provided in Sections 2.6 and 2.7, of the certificate or certificates that formerly evidenced such shares of Common Stock.

SECTION 2.10. Company Indebtedness.

Simultaneously with the Closing, Acquiror shall repay, or cause to be repaid, on behalf of the Company and the Company Subsidiaries, all Company Indebtedness then outstanding (other than the Online Debt) by wire transfer of immediately available funds as directed by the holders of Company Indebtedness.

SECTION 2.11. Transaction Expenses.

Following the Closing, Acquiror shall pay, or cause to be paid, on behalf of the Company and the Company Subsidiaries, all Transaction Expenses when such Transaction Expenses become due and payable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Acquiror and Merger Sub as follows:

SECTION 3.1. Organization and Qualification; Subsidiaries.

(a) The Company and each Subsidiary (as defined below) of the Company (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”) is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. The Company and each Company Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to so qualify in the aggregate would not have and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has the requisite power and authority to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on the businesses as now being conducted. The Company has no Subsidiaries or any equity or similar interest in any entity other than those listed in Schedule 3.1. As used herein, the term “Company Material Adverse Effect” means any effect or change that would be materially adverse to the business, operations, assets, financial condition, or results of operations of the Company and the Company Subsidiaries, taken as a whole, or on the ability of the Company to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) any adverse change, event, development or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the business of the Company and the Company Subsidiaries, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon anywhere in the world, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in United States generally accepted accounting principles, (v) changes in Law, rules, regulations, orders, or other binding directives issued by any Governmental Entity, or (vi) the execution or announcement of this Agreement or the taking of any action contemplated by this Agreement, and (b) any adverse change in or effect on the business of the Company and the Company Subsidiaries that is cured before the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Article X hereof.

(b) For purposes of this Agreement, a “Subsidiary” of any Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any Subsidiary) (i) owns, directly or indirectly, fifty percent (50%) or more of the stock, limited liability company interests, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity; or (ii) possesses, directly or indirectly, Control over the direction of management or policies of such corporation, limited liability company, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise).

SECTION 3.2. Certificate of Incorporation and Bylaws.

The Company has heretofore made available to Acquiror a complete and correct copy of the certificate or articles of incorporation and the bylaws of the Company and each Company Subsidiary that is a corporation, and a correct copy of the certificate of formation and the limited liability company agreement for each Company Subsidiary that is a limited liability company, each as amended to date. Each such certificate or articles of incorporation, certificate of formation, bylaws and limited liability company agreement is in full force and effect. Neither the Company nor any Company Subsidiary is in violation, in any material respect, of any of the provisions of its respective certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational document.

SECTION 3.3. Capitalization.

As of the date of this Agreement, the authorized capital stock of the Company consists of: (a) one million fifty thousand (1,050,000) shares of Common Stock, of which nine hundred sixtyone thousand seven hundred fifty (961,750) shares are issued and outstanding as of the date hereof, including shares of Common Stock issued pursuant to the Company’s Restricted Stock Plan; and (b) one hundred thousand (100,000) shares of preferred stock, par value $.001 per share, forty-five thousand (45,000) of which are designated as Series B Preferred Stock, none of which shares are issued and outstanding. As of the date hereof, options to purchase forty-five thousand fifty (45,050) shares of Common Stock have been issued under the Company’s Stock Option Plan. The aggregate exercise price of all Options outstanding on the date hereof is $6,771,650. The Company has reserved a sufficient number of shares of Common Stock to allow for the exercise of the outstanding Options. As of the date hereof, the Company has fifteen thousand one hundred seventy-five (15,175) shares of Common Stock that are held as treasury stock. Except as set forth in Schedule 3.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in the Company or any Company Subsidiary, including upon the exchange or conversion of any Indebtedness or security. Except as set forth in Schedule 3.3, as of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any material investment (in the form of a loan, capital contribution or otherwise) in any other Person. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 3.3, with respect to each Company Subsidiary that is a corporation, all of the outstanding shares of capital stock of such Company Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and are owned by the Company or a wholly-owned Company Subsidiary. Except as set forth in Schedule 3.3, with respect to each Company Subsidiary that is a limited liability company, all of the outstanding limited liability company interests of such Company Subsidiary are owned by the Company or another wholly-owned Company Subsidiary. Except as set forth in Schedule 3.3, all of the outstanding shares of capital stock or limited liability company interests of each Company Subsidiary owned by the Company or another wholly-owned Company Subsidiary are owned by the Company or such Company Subsidiary free and clear of any liens, security interests, pledges or encumbrances (the “Encumbrances”).

SECTION 3.4. Authority.

The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement by the Company Stockholders in accordance with Delaware Law. This Agreement has been duly executed and delivered by the Company and, assuming its due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting auditors’ rights generally and by the application of general principles of equity.

SECTION 3.5. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement will not, (i) conflict with or violate, result in a breach of, or constitute a default under the certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational document of the Company or any Company Subsidiary, (ii) subject to compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any federal, state, or local law or statute or governmental ordinance, rule, regulation, order, judgment or decree (“Law”) applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) except for consents required under agreements listed on Schedule 3.12, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties or assets is bound, except, in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other accelerations or occurrences that in the aggregate would not have and would not reasonably be expected to have a Company Material Adverse Effect or prevent consummation of the Merger or delay the same in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”) except (i) for (A) applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) and state blue sky requirements, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits identified in Schedule 3.5, (C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, in the aggregate would not have and would not reasonably be expected to have a Company Material Adverse Effect or prevent the consummation of the Merger or delay the same in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect.

SECTION 3.6. Company Financial Statements; Company Indebtedness.

(a) The Company has delivered to Acquiror as attachments to Schedule 3.6 (i) the audited consolidated balance sheet of the Company’s wholly-owned Subsidiary Language Line, LLC (“LLC”) and LLC’s Subsidiaries as of December 31, 2003 (the “Balance Sheet Date”), December 31, 2002, December 31, 2001, December 31, 2000 and December 31, 1999 and audited consolidated statements of income, comprehensive income, and member’s (deficiency) capital, and of cash flow for the fiscal years (or, in the case of 1999, the fiscal period) ended December 31, 2003, December 31, 2002, December 31, 2001, December 31, 2000 and December 31, 1999, and (ii) LLC’s unaudited consolidated balance sheets as of March 31, 2003 and March 31, 2004 (the “Interim Balance Sheet”) and its unaudited consolidated statements of income for the three-month periods then ended (all such financial statements of the LLC and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements: (i) are derived from and reflect, in all material respects, the books and records of LLC and LLC’s Subsidiaries; (ii) fairly present in all material respects the financial condition of LLC and LLC’s Subsidiaries at the dates therein indicated and the results of operations for the periods therein specified; and (iii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods except, with respect to the unaudited Company Financial Statements, for any absence of required footnotes and subject to the Company’s customary year-end adjustments. The Company and the Company Subsidiaries have no indebtedness, liabilities or obligations of the type required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, applied on a basis consistent with the method used in preparation of the Company’s audited financial statements for the year ended December 31, 2003 except for (a) the indebtedness, liabilities and obligations shown on the liabilities side of the Interim Balance Sheet (excluding any notes thereto), (b) current liabilities that have been incurred by the Company and the Company Subsidiaries after March 31, 2004 in the ordinary course of their business, (c) indebtedness, liabilities and obligations set forth on Schedule 3.6 and (d) Transaction Expenses.

(b) As of the date of this Agreement, the only outstanding Company Indebtedness is (i) indebtedness under the Company Credit Agreement in an amount not exceeding $230 million in the aggregate, (ii) other indebtedness for borrowed money, capital leases and other indebtedness (excluding the Online Debt) in an amount not exceeding $1.0 million in the aggregate, (iii) the amount owed by LLC to the former shareholders of Online Interpreters, Inc. under those certain Subordinated Notes, each dated May 6, 2002, in the aggregate original principal amount of $4,213,854 (net of the amount due LLC from such former stockholders that may be offset against such Notes, the “Online Debt”), and (iv) obligations under the Company Hedging Agreements not exceeding $3.0 million in the aggregate.

(c) The Company conducts no business operations, has no liabilities (other than as set forth on Schedule 3.6(c) of the Company Disclosure Schedule), and owns no asset other than the sole membership of interest of LLC.

SECTION 3.7. Absence of Certain Changes or Events.

During the period since the Balance Sheet Date, except as set forth in Schedule 3.7, (a) there has not been any changes in the business, operations, assets, financial condition or cash flow of the Company or any of the Company Subsidiaries, which in the aggregate has had, or is reasonably likely to have, a Company Material Adverse Effect, and the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (b) neither the Company nor any Company Subsidiary has taken any action that would require disclosure pursuant to Section 6.2 hereof.

SECTION 3.8. Absence of Litigation.

Except as set forth in Schedule 3.8 and except for actions that are fully insured against by the Company or its Subsidiaries (other than retention amounts), there are (a) no actions, suits, investigations, or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries before any court, administrative, governmental, arbitration, mediation or regulatory authority or body, domestic or foreign, that in the aggregate would be reasonably likely to result in a liability to the Company or any Company Subsidiary in excess of $500,000, result in a Company Material Adverse Effect, or challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary.

SECTION 3.9. Licenses and Permits; Compliance with Laws.

The Company and the Company Subsidiaries hold all material permits, licenses, approvals, certificates, accreditations and other authorizations from all Governmental Entities (collectively, the “Permits”) necessary for the Company and the Company Subsidiaries to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted, except for Permits the failure of which to obtain in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. The businesses of the Company and the Company Subsidiaries are being conducted in all material respects in compliance with all applicable Laws (other than Environmental Laws, which are addressed in Section 3.16; and ERISA and Laws related to employee matters, which are addressed in Sections 3.13 and 3.15), Permits and other authorization of Governmental Entities. As of the date hereof, no notices have been received by, and no claims have been filed against, the Company or any Company Subsidiary alleging a violation of such Laws.

SECTION 3.10. Taxes.

Except as set forth in Schedule 3.10, the Company and the Company Subsidiaries have prepared and filed with all appropriate Governmental Entities all material Tax Returns in respect of Taxes by the date such returns were due to be filed (after giving effect to extensions timely filed), and all such returns are correct and complete in all material respects. Except as set forth in Schedule 3.10, the Company and the Company Subsidiaries have paid in full all Taxes due prior to the date hereof, will pay all Taxes due after the date hereof and prior to the Effective Time and, in the case of Taxes accruing on or before the Effective Time that are not due on or before the Effective Time, the Company has or will make adequate provision in its books and records for such payment. Except as set forth in Schedule 3.10, the Company and the Company

Subsidiaries have withheld from each payment made to any of its present or former employees, officers, directors, stockholders and creditors all amounts required by Law to be withheld and have, where required, remitted such amounts within the applicable periods allowed by Law to the appropriate Governmental Entities. In addition, except as set forth in Schedule 3.10, (a) no assessments for Taxes have been issued against the Company or any Company Subsidiary by a Governmental Entity that remain outstanding and unpaid; (b) within the past three (3) years no Governmental Entity has conducted an audit of the Company or any Company Subsidiary in respect of Taxes; and (c) neither the Company nor any Company Subsidiary has executed or filed any agreement extending the period for the assessment or collection of any Taxes.

Except as set forth on Schedule 3.10, prior to the date hereof neither the Company nor any Company Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or any Company Subsidiary has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any Company Subsidiary (excluding any such notices related to Tax matters paid or otherwise resolved prior to January 1, 2004). Except as set forth on Schedule 3.16, no claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Company Subsidiary.

Neither the Company nor any Company Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any Company Subsidiary has been (a) a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii), (b) a personal holding company within the meaning of Code §542, (c) a passive foreign investment company within the meaning of Code § 1297 or (d) a foreign personal holding company within the meaning of Code § 552. Neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any Company Subsidiary (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (b) has any liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (c) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amount received on or prior to the Closing Date.

Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361. Neither the Company nor any Company Subsidiary has engaged in any reportable transaction for purposes of Code § 6011 and the regulations thereunder.

For the purpose of this Agreement, the term “Tax” and “Taxes” shall mean (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (ii) any liability for an amount described in (i) by reason of being a member of any combined, consolidated, affiliated, unitary or other group and (iii) any liability for an amount described in (i) or (ii) by contract, as a successor in interest or otherwise. For purposes of this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.11. Intellectual Property.

(a) Schedule 3.11 contains a complete and accurate list of all (i) patented or registered Intellectual Property owned by the Company or any Company Subsidiary, (ii) pending patent applications and applications for other registrations of Intellectual Property filed by or on behalf of the Company or any Company Subsidiary, and (iii) material unregistered Intellectual Property owned or used by the Company or any Company Subsidiary, other than “shrink-wrapped” or “off-the-shelf” software licenses licensed to the Company or any Company Subsidiary on standard terms for less than five thousand dollars ($5,000) per annum for any such license. Schedule 3.11 also contains a complete and accurate list of all licenses, royalty agreements, and other rights granted by the Company or any Company Subsidiary to any third party with respect to any Intellectual Property owned by the Company or a Company Subsidiary and all licenses, agreements, and other rights granted by any third party to the Company with respect to any Intellectual Property (other than “shrink-wrapped” or “off-the-shelf” software licenses licensed to the Company or a Company Subsidiary) on terms the Company believes are customary for less than five thousand dollars ($5,000) per annum for any such license), in each case identifying the subject Intellectual Property. The Company or one of the Company Subsidiaries owns (or has valid rights to use) all Intellectual Property material to the business of the Company and Company Subsidiaries. All Intellectual Property owned by the Company and the Company Subsidiaries is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) The Company or one of the Company Subsidiaries owns and possesses, or has the right to use pursuant to a valid license, all Intellectual Property necessary to or currently used in the operation of its business as presently conducted. Neither the Company or any Company Subsidiary is currently utilizing any Intellectual Property of any of its employees developed, invented or made prior to their employment by the Company or any Company Subsidiary except for any such Intellectual Property that have previously been assigned to the Company or any Company Subsidiary.

(c) No loss or expiration of any Intellectual Property or related group of Intellectual Property owned or used by the Company or any Company Subsidiary has occurred which has had or would reasonably be expected to have a Company Material Adverse Effect, and no loss or expiration of any such Intellectual Property is pending or, to the Knowledge of the Company, threatened. All such Intellectual Property owned by the Company or a Company Subsidiary is valid, subsisting and enforceable and, to the Knowledge of the Company, all Intellectual Property used (but not owned) by the Company or a Company Subsidiary is valid, subsisting and enforceable.

(d) There have been no claims made or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary asserting (i) the invalidity, misuse or unenforceability of any of the Intellectual Property owned or used by the Company or any Company Subsidiary, or (ii) that the operation of the business of the Company or any Company Subsidiary infringes or otherwise conflicts with any Intellectual Property of any third party (including any demand or request that the Company or a Company Subsidiary license any rights from a third party). To the Knowledge of the Company, no Person has infringed upon or otherwise conflicted with or is currently infringing upon or otherwise conflicting with any Intellectual Property owned by the Company or Company Subsidiary. The transactions contemplated by this Agreement will have not have a Company Material Adverse Effect on the Company’s or any Company Subsidiary’s right, title or interest in and to the Intellectual Property owned or used by the Company or any Company Subsidiary and all of such Intellectual Property will be owned or available for use by the Company or the applicable Company Subsidiary immediately after the Closing.

(e) As used in this Agreement, “Intellectual Property” means all (i) patents, patent applications, patent disclosures and inventions, whether foreign or domestic, including all reissues, continuations, divisions, continuations in part and renewals and extensions thereof, (ii) internet domain names, trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and registrations and applications for registration thereof, (iii) registered copyrights, copyrightable works and registrations and applications for registration thereof, (iv) computer software (including both source and object code), data, data bases and documentation, (v) trade secret rights and (vi) copies and tangible embodiments thereof (in whatever form or medium).

SECTION 3.12. Material Contracts.

(a) Schedule 3.12 sets forth a complete and correct list, as of the date of this Agreement, of all agreements of the following types to which the Company or a Company Subsidiary is a party or is bound (collectively, the “Material Contracts”): (i) any contract, agreement or legally binding commitment (including any lease of real property) providing for payments by or to the Company or a Company Subsidiary in excess of $250,000 at any time or in the aggregate during any year (other than purchase orders entered into in the ordinary course of business or that is material to the business or operations of the Company or any Company Subsidiary); (ii) employment, severance, termination and consulting agreements (excluding agreements with at will employees and agreements that may be terminated by the Company or a Company Subsidiary without penalty other than customary severance) involving payments by the Company or a Company Subsidiary in excess of $25,000 at any time or in the aggregate during any year; (iii) loan agreements, indentures, reimbursement agreements for letters of credit, mortgages, notes and other debt instruments evidencing indebtedness in excess of $250,000; (iv) agreements involving payments by or to the Company or a Company Subsidiary in excess of $200,000 in the aggregate which contain any provisions requiring consent in the event of a “change of control”; (v) non-solicitation and non-compete agreements by which the Company or any Company Subsidiary is bound and (vi) other material agreements with any director, officer, or Company Stockholder.

(b) Except as set forth in Schedule 3.12, each of the Material Contracts is valid and as of the date hereof is in full force and effect, and neither the Company nor any Company Subsidiary has violated any provision of, or committed or failed to perform any act which is required to be performed under such Material Contract; no event has occurred which with or without notice, lapse of time or both would constitute a default, breach or event of noncompliance under the provisions of, any Material Contract, except for violations and defaults which in the aggregate would not reasonably be expected to have a Company Material Adverse Effect; and neither the Company nor any Company Subsidiary has any notice or Knowledge of any material breach, cancellation, or intention not to renew, or any anticipated material breach, cancellation, or intention not to renew, by the other parties to any Material Contract to which they are parties. True and complete copies of all Material Contracts have been delivered to Acquiror or made available for inspection.

SECTION 3.13. Employee Benefit Plans.

(a) Schedule 3.13 sets forth a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other retirement, profit sharing, deferred compensation, incentive compensation, bonus, stock option, restricted stock or other equity compensation, stock purchase, severance pay, termination or change of control, unemployment benefit, vacation pay, health, life or other insurance, Section 125 cafeteria plan or flexible benefit arrangement, fringe benefit or other employee benefit plan, program, agreement or arrangement that is sponsored by, maintained or contributed or required to be contributed to as of the date of this Agreement by the Company or any Company Subsidiary, or any entity which together with the Company would be deemed a “single employer” within the meaning of Sections 414(b), (c) or (m) of the Internal Revenue Code of 1986, as amended (the “Code”) or Section 4001 of ERISA (“ERISA Affiliate”) or under which the Company, or any Company Subsidiary has any liability or a reasonable possibility of a potential liability (collectively, the “Benefit Plans”). Any of the Benefit Plans which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA is referred to herein as an “ERISA Plan”.

(b) The Company has furnished or made available to the Acquiror complete and correct copies of each of the Benefit Plans (or a summary thereof) and all related documents, including but not limited to, (i) the plan document and summary plan description; (2) the most recent determination letter from the Internal Revenue Service (if applicable) for such Benefit Plan; (3) the most recent annual report (Form 5500 series) required for each Benefit Plan; and (4) all related trust agreements, insurance contracts or other funding arrangements that implement Benefit Plan.

(c) None of the Company, any Company Subsidiary, or any of the Benefit Plans, or any trust created thereunder or any trustee or administrator thereof, has engaged in any transaction as a result of which the Company or any Company Subsidiary would be subject to any material liability pursuant to Sections 406 and 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or (l) of ERISA or a Tax imposed pursuant to Section 4975 of the Code. No fiduciary of any Benefit Plan who is an employee of the Company or a Company Subsidiary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan. All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Benefit Plan.

(d) None of the Benefit Plans is a plan subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code. None of the Company, any Company Subsidiary or any ERISA Affiliate has incurred any liability under Title IV of ERISA and no events have occurred and no circumstances exist that would reasonably be expected to result in such liability to the Company or any Company Subsidiary.

(e) Each Benefit Plan (and each related trust, insurance contract, or fund) has been operated, funded and administered in all material respects in compliance with its governing documents and with all provisions of all applicable Laws, including, but not limited to, ERISA and the Code.

(f) Each ERISA Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified by issuance and receipt of a favorable determination letter or reliance upon an opinion letter which states that the ERISA Plan meets all requirements under the Code and that any trust(s) associated with such ERISA Plan is Tax exempt under Section 501(a) of the Code. Each such ERISA Plan has filed an application for a favorable determination letter from the IRS which covers recent Tax Law changes commonly known as “GUST” within the GUST remedial amendment period and has been timely amended for the Tax Law changes commonly known as “EGTRRA”. To the Knowledge of the Company, no event has occurred since the date of the most recent determination (other than the effective date of certain amendments to the Code the remedial amendment period for which has not expired) that would adversely affect the qualified status of such ERISA Plan.

(g) As of the date hereof, there are no claims (other than routine claims for benefits), proceedings, hearings, actions or lawsuits pending, or to the Knowledge of the Company, threatened, with respect to any Benefit Plan or the Company or any Company Subsidiary in

connection with any Benefit Plan or the fiduciaries responsible for such Benefit Plans. As of the date hereof, there are no audits, investigations or examinations with respect to any Benefit Plan by the IRS, the Department of Labor, the PBGC or any other governmental agency (other than a review associated with the application for a determination letter that has been filed with the IRS) and to the Knowledge of the Company, no such audit, investigation or examination is threatened or pending.

(h) None of the Company, any Company Subsidiary, or any ERISA Affiliate maintains, contributes to, or has any obligation to contribute to or has any liability or the reasonable possibility of a potential liability with respect to a “multiemployer plan” as that term is defined in Section 3(37) of ERISA.

(i) All contributions (including all employer contributions and employee salary reduction contributions) that are due with respect to any Benefit Plan have been made within the time periods prescribed by ERISA and the Code to each such Benefit Plan and all contributions for any period ending on or before the Effective Time which are not yet due have been made to each such Benefit Plan or accrued in accordance with the past custom and practice of the Company and the Company Subsidiaries. All premiums or other payments for all periods ending on or before the Effective Time have been paid with respect to each Benefit Plan.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in a material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from the Company or any Company Subsidiary under any Benefit Plan; (ii) materially increase any benefit otherwise payable under any Benefit Plan; or (iii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any individual.

(k) There are no agreements to which the Company or any Company Subsidiary is a party which will provide payments to any officer, employee or highly compensated individual which will be “parachute payments” under Section 280G or Section 4999 of the Code for which the Acquiror or the Company or any Company Subsidiary will have withholding liability or that will result in loss of Tax deductions under Section 280G of the Code.

(l) None of the Company, any Company Subsidiary, or any ERISA Affiliate has any obligation to provide life insurance, medical or health benefit coverage on or after retirement or other termination of employment to any individual other than continuation coverage as required by Section 4980B of the Code, Sections 601-608 of ERISA (“COBRA”) or applicable state continuation of coverage statutes. The Company, the Company Subsidiaries and each ERISA Affiliate have complied in all material respects with COBRA.

(m) For all purposes under all applicable Laws, including ERISA and the Code, and all Employee Benefit Plans, and for all other relevant purposes: (i) all individuals who presently render services or in the past have rendered services to the Company or any Company Subsidiary are and were correctly treated by the Company or such Company Subsidiary as either employees or independent contractors, as the case may be; (ii) all independent contractors who are or at any time have been engaged by the Company or any Company Subsidiary are or were bona fide independent contractors and not employees of the Company or any Company Subsidiary during the period they were treated as such by the Company or such Company Subsidiary; and (iii) all leased employees who are or at any time have been utilized by the Company or any Company Subsidiary are or were employees of the leasing agency and not employees of the Company or any Company Subsidiary during the period they were treated as such by the Company or such Company Subsidiary.

SECTION 3.14. Properties; Assets.

(a) Except as set forth in Schedule 3.14, the Company or one of the Company Subsidiaries has good title to all the properties and assets reflected in the audited consolidated balance sheet included in the Company’s Financial Statements, dated as of December 31, 2003, as being owned by the Company or one of the Company Subsidiaries (except assets and properties sold or otherwise disposed of since the date thereof in the ordinary course of business), or acquired after the date thereof which are material to the Company’s business on a consolidated basis, free and clear of all Encumbrances except (i) Encumbrances related to statutory liens securing payments not yet due, (ii) Encumbrances arising pursuant to Company Indebtedness that will be released effective as of the Closing, (iii) Encumbrances arising pursuant to capital leases, (iv) Encumbrances not related to indebtedness for borrowed money which do not, individually or in the aggregate, materially interfere with the use, occupancy or operation of the real property leased by the Company and its Subsidiaries and (v) statutory Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, employment insurance and other social security legislation (the Encumbrances referred to in clauses (i)-(v), the “Permitted Encumbrances”).

(b) Schedule 3.14 of the Company Disclosure Schedule sets forth the address of each leasehold or subleasehold estate and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary (the “Leased Real Property”), and a list of all leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Real Property (each a “Lease’). The Company has made available to Acquiror a true and complete copy of each such Lease or, in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Schedule 3.14 of the Company Disclosure Schedule, with respect to each Lease: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated hereunder do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any other party to such Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default by the Company or any Company Subsidiary thereunder, or permit the termination, modification or acceleration of rent under such Lease; (iv) neither the Company nor any Company Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (v) neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (vi) there are no Encumbrances on the estate or interest created by such Lease.

Neither the Company nor any Company Subsidiary owns any real property.

SECTION 3.15. Employees; Labor Relations.

(a) As of December 31, 2003, the Company and the Company Subsidiaries employed in the aggregate 558 full-time employees and engaged, directly or indirectly through Kelly Leasing Co. in the aggregate 1,545 independent contractors and leased employees who provided translation services for the Company and the Company Subsidiaries. Schedule 3.15(a) lists each current employee of the Company or any Company Subsidiary (i) who received from the Company and the Company Subsidiaries during the calendar year ending December 31, 2003, or (ii) who is anticipated to receive from the Company and the Company Subsidiaries during the calendar year ending December 31, 2004 salary, wages and/or cash bonuses in excess of $100,000 in the aggregate and the amount of such compensation.

(b) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other collective bargaining representative of any of the employees of the Company or any Company Subsidiary. Except as set forth in Schedule 3.15(b), the Company and each Company Subsidiary is in compliance with all Laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions, except for such noncompliance which in the aggregate is not reasonably likely to have a Company Material Adverse Effect.

SECTION 3.16. Environmental Matters.

(a) Except as set forth on Schedule 3.16, the Company and each Company Subsidiary (a) have been since June 1, 1999, and are in compliance in all material respects with applicable Environmental Laws except where the failure to so comply would not be reasonably likely to have a Company Material Adverse Effect, (b) have not received any written notices from any Governmental Entity alleging the violation of any applicable Environmental Law, (c) are not the subject of any Order arising under any Environmental Law, and (d) have not generated, emitted, discharged or disposed of any Hazardous Substance except as permitted under applicable Environmental Laws and as would not give rise to any material liability under Environmental Laws. Notwithstanding any other provision of this Agreement, this Section 3.16 constitutes the sole representation and warranty of the Company with respect to any matters covered by representations and warranties in this Section. Neither the Company nor any Company Subsidiary has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released, or permitted persons to be exposed to, any Hazardous Substance, noise, odor or radiation, or owned or operated any property or facility, in a manner that has given or will give rise to material liabilities for damages or injuries to persons, property, natural resources or the environment under Environmental Law; to the Knowledge of the

Company, there are no Hazardous Substances present at any facility or property leased or operated by the Company or any Company Subsidiary or any of their respective predecessors or affiliates that have given or will give rise to material liabilities for damages or injuries to persons, property, natural resources or the environment under Environmental Laws.

(b) As used in this Agreement, the following terms shall have the following meanings:

(i) “Environmental Law” means any Law, including common law, or Order of any Governmental Entity relating to the protection of the environment (including air, water, soil, and natural resources) or the use, storage, handling, release, exposure to or disposal of any Hazardous Substance, noise, odor, or radiation as in effect on the date hereof.

(ii) “Hazardous Substance” means any substance that is hazardous, toxic or radioactive, including petroleum and any derivative or by products thereof, and any other environmental contaminant, pollutant, waste, or pesticide.

(iii) “Knowledge of the Company” (and similar phrases) means the actual knowledge of any of Dennis Dracup (President), Matt Gibbs (Chief Financial Officer), any successor to either such individual in the position specified, or Jonathan M. Nelson, Mark A. Pelson, Michael J. Angelakis or Alexander D. Evans.

(iv) “Order” means any injunction, judgment, ruling, assessment, order or decree of any Governmental Entity having competent jurisdiction.

SECTION 3.17. Insurance.

Schedule 3.17 contains a list of all policies of title, property, fire, casualty, liability, life, workmen’s compensation, and other forms of insurance in force at the date thereof with respect to the Company and the Company Subsidiaries. All such insurance policies: (a) are in full force and effect and (b) to the Knowledge of the Company are valid and enforceable. The premiums due and payable under such insurance policies have been paid. Neither the Company nor any of the Company Subsidiaries has received or given notice of cancellation with respect to any of the material insurance policies. Neither Company nor any Company Subsidiary is in material default with respect to such insurance policies, and neither the Company nor any Company Subsidiary has failed to give any notice or present any claim of which the Company has Knowledge under any such insurance policies in due and timely fashion. Neither the Company or any Company Subsidiary has any material disputed claim with any insurance provider relating to any material claim for insurance under any such insurance policy.

SECTION 3.18. Affiliate Transactions.

Except as set forth in Schedule 3.18 of the Company Disclosure Schedule, there are no liabilities or obligations between the Company or any Company Subsidiary, on the one hand, and any current or former officer, director, 5% or greater stockholder, affiliate of the Company or any Company Subsidiary or any affiliate of any such officer, director, 5% or greater stockholder or affiliate, on the other hand, other than as set forth in their respective employment contracts. The Company and Company Subsidiaries do not provide or cause to be provided any assets, services or facilities to any such current or former officer, director, stockholder or affiliate.

SECTION 3.19. Books and Records.

The minute books and other similar records of the Company and Company Subsidiaries have been delivered or made available to Acquiror, and such books and records contain a true and complete record of all material actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, directors and committees of the boards of directors (or other similar governing entities) of the Company and Company Subsidiaries.

SECTION 3.20. Customers; Clients.

Section 3.20 of the Company Disclosure Schedule sets forth a list of the top one hundred (100) customers of the Company and Company Subsidiaries on a consolidated basis by dollar volume of services provided for the fiscal year ended December 31, 2003. Except as set forth in Section 3.20 of the Company Disclosure Schedule, since December 31, 2003 to the date of this Agreement, none of the Company and Company Subsidiaries has received any written notice from any customer or client listed on Section 3.20 of the Company Disclosure Schedule to the effect that, and as of the date of this Agreement none of the Company or any Company Subsidiary has Knowledge that, any such customer or client will cease (other than in accordance with the terms of any preexisting contract or agreement with such customer or client, if applicable) purchasing services from the Company or Company Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

SECTION 3.21. No Power of Attorney.

Neither the Company nor any Company Subsidiary has appointed any Person to be its lawful attorney-in-fact or granted any other form of power of attorney.

SECTION 3.22. Board Approval; Vote Required.

The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interests of the Company and the Company Stockholders and has resolved to recommend to such Company Stockholders that they vote in favor thereof. The affirmative vote of a majority of the votes entitled to be cast by the Company Stockholders is the only vote of any class or series of capital stock of the Company necessary to approve the transactions contemplated under this Agreement and the Merger.

SECTION 3.23. Brokers.

Except for Morgan Stanley & Co., Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 3.24. Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THE COMPANY OR THE COMPANY SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. ACQUIROR AND MERGER SUB HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE III, THE ACQUIROR IS ACQUIRING THE COMPANY ON AN “AS IS, WHERE IS” BASIS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Merger Sub represents and warrants to the Company as follows:

SECTION 4.1. Organization and Qualification.

Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

SECTION 4.2. Certificate of Incorporation and Bylaws.

Merger Sub has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

SECTION 4.3. Authority.

Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming its due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

SECTION 4.4. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not, (i) conflict with or, result in a breach of, constitute a default under, or violate the certificate of incorporation or bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 4.4(b) below, conflict with or violate any Law applicable to Merger Sub or by which any of its properties is bound, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound, except, in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults, accelerations or occurrences that would not prevent the consummation of the Merger or delay same in any material respect or otherwise prevent Merger Sub from performing its obligations under this Agreement.

(b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements of the HSR Act and state blue sky Laws, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 4.4, and (C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent the consummation of the Merger or delay the same in any material respect or otherwise prevent Merger Sub from performing its obligations under this Agreement.

SECTION 4.5. Absence of Litigation.

Except as set forth in Schedule 4.5, there are (a) no actions, suits, investigations, or proceedings pending or, to Merger Sub’s knowledge, threatened against Merger Sub or any of its properties or assets before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Merger Sub that would prevent the consummation of the transactions contemplated hereby or delay the same in any material respect or otherwise prevent Merger Sub from performing its obligations under the Agreement.

SECTION 4.6. Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Merger Sub.

SECTION 4.7. Vote Required.

The affirmative vote of Acquiror, the sole stockholder of Merger Sub, is the only vote of the holders of any class or series of Merger Sub capital stock necessary to approve any of the transactions contemplated hereby and Acquiror has obtained a written consent approving Merger Sub’s execution, delivery and performance of this Merger Agreement and the transactions contemplated hereby.

SECTION 4.8. Disclaimer of Other Representations and Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, MERGER SUB MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF MERGER SUB OR ACQUIROR, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Company that:

SECTION 5.1. Organization and Qualification; Subsidiaries.

Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Acquiror is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except where the failure to so qualify would not reasonably be expected to have an Acquiror Material Adverse Effect (as defined in Section 5.4). Acquiror has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on the business as now being conducted.

SECTION 5.2. Certificate of Incorporation and Bylaws.

Acquiror has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Acquiror, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Acquiror is not in violation of any of the provisions of its certificate of incorporation or bylaws.

SECTION 5.3. Authority.

Acquiror has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming its due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

SECTION 5.4. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Acquiror do not, and the performance by Acquiror of its obligations under this Agreement will not, (i) conflict with or violate, result in a breach of, constitute a default under, or the certificate of incorporation or bylaws of Acquiror, (ii) subject to compliance with the requirements set forth in Section 5.4(b) below, conflict with or violate any Law applicable to Acquiror or by which any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror or any of its properties or assets is bound except, in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults, accelerations or occurrences that in the aggregate would not and would not reasonably be expected to prevent the consummation of the Merger, delay the same in any material respect, otherwise prevent Acquiror from performing its obligations under this Agreement or have a material adverse effect on the business, assets or financial condition of Acquiror and its Subsidiaries taken as a whole (an “Acquiror Material Adverse Effect”).

(b) The execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or along with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the HSR Act and state blue sky Laws, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.4, and (C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent the consummation of the Merger, delay the same in any material respect, otherwise prevent Acquiror from performing its obligations under this Agreement or in the aggregate have or reasonably be expected to have an Acquiror Material Adverse Effect.

SECTION 5.5. Vote Required.

No vote of the holders of any class or series of capital stock of Acquiror is necessary to approve any of the transactions contemplated hereby.

SECTION 5.6. Financing.

Acquiror has obtained binding written commitments, addressed to Acquiror, from one or more financially responsible financial institutions, dated as of the date hereof, true and complete copies of which have been furnished to the Company, to obtain the financing necessary, together with the other funds to be provided by Acquiror by its indirect majority owner, ABRY Partners IV, L.P. and its affiliates, to pay all cash amounts required to be paid by Acquiror pursuant to Article II hereof, including to refinance any indebtedness or other obligation of the Company and the Company Subsidiaries which may become due as a result of this Agreement and to pay all related fees and expenses (collectively, the “Financing Commitments”).

SECTION 5.7. Absence of Litigation.

Except as set forth in Schedule 5.7, there are (a) no actions, suits, investigations, or proceedings pending or, to Acquiror’s knowledge, threatened against Acquiror or any of its properties or assets before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Acquiror that would prevent the consummation of the transactions contemplated hereby, delay the same in any material respect, otherwise prevent Merger Sub from performing its obligations under this Agreement or in the aggregate have or reasonably be expected to have an Acquiror Material Adverse Effect.

SECTION 5.8. Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

SECTION 5.9. Solvency.

On the Closing Date, after giving effect to the Merger and the other transactions contemplated by this Agreement, Acquiror and Merger Sub, on a consolidated basis, is and will be solvent, will be able to pay its debts as such debts become due, will have and continue to have funds and capital sufficient to carry out its business as now contemplated, and will own property having a value both at fair market valuation and at fair saleable value in the ordinary course of business greater than the amount required to pay its indebtedness and obligations as the same mature and become due.

SECTION 5.10. Disclaimer of Other Representations and Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, ACQUIROR MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF ACQUIROR OR MERGER SUB, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VI

COVENANTS

SECTION 6.1. Affirmative Covenants of the Company.

The Company hereby covenants and agrees that, prior to the Effective Time, except as set forth in Schedule 6.1 or as otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company shall, and shall cause each Company Subsidiary to, (a) operate its business in the usual and ordinary course consistent with past practices; (b) use commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationship with its respective principal customers, suppliers and independent contractors; (c) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and replace any material item of equipment which shall be worn out, broken, lost, stolen or destroyed, to the extent such equipment would have been replaced in the ordinary course or business consistent with past practices; (d) keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it; (e) give Acquiror prompt written notice of the occurrence of any of the following: (i) any labor grievance, strike, or dispute or request for union representation affecting the Company or any Company Subsidiary; (ii) any material violation by the Company or any Company Subsidiary, or written notice from a Governmental Authority of any alleged violation by any of them, of any federal, state or local Law, statute, ordinance, rule or regulation; (iii) any notice to or by any of them of breach, default, claimed default or termination of any Material Contract or Lease; or (iv) any other fact or development which could reasonably be expected to result in a Company Material Adverse

Effect; and (f) make capital expenditures consistent with the 2004 Business Plan (including timely opening new call centers referenced therein); provided, however, that in the event the Company or any of the Company Subsidiaries deems it necessary to take certain actions that would otherwise be prohibited by clauses (a)-(f) of this Section 6.1, the Company shall consult with Acquiror and Acquiror shall consider in good faith the Company’s request to take such action and not unreasonably withhold or delay its consent for such action.

SECTION 6.2. Negative Covenants of the Company.

Except as expressly contemplated by this Agreement or as set forth in Schedule 6.2 or otherwise consented to in writing by Acquiror, from the date hereof until the Effective Time the Company shall not, and shall cause each Company Subsidiary not to, do any of the following:

(a) (i) increase the compensation payable to or to become payable to any of its directors, officers or employees except for increases in salary, wages, bonuses or commissions payable or to become payable pursuant to existing contracts or increases payable or to become payable in the ordinary course of business; (ii) grant any severance or termination pay (other than pursuant to existing severance agreements and arrangements or policies or in the ordinary course of business) to, or enter into any new employment (other than the hiring of at will employees in the ordinary course of business) or severance agreement with, any of its directors, officers or employees; (iii) adopt any new employee benefit plan, benefit arrangement or other pension, profit sharing, deferred compensation or similar policy, except as may be required by applicable Law or (iv) enter into any collective bargaining agreement;

(b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock except dividends and distributions by Company Subsidiaries to the Company or to another Company Subsidiary;

(c) (i) redeem, repurchase or otherwise reacquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations (except for any repurchase of Common Stock issued pursuant to the Restricted Stock Plan in connection with the termination of employment of a Person holding such shares of Common Stock); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

(d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares (except for the issuance of shares upon the exercise of outstanding Options); or (ii) amend or otherwise modify the terms of any such outstanding rights or Options the effect of which shall be to make such terms more favorable to the holders thereof;

(e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than (i) the acquisition of assets in the ordinary course of business and consistent with past practice and (ii) the acquisition of assets for an aggregate purchase price of up to $2,000,000; or make or commit to make any capital expenditures other than capital expenditures in the ordinary course of business;

(f) sell, lease, exchange, transfer, license, mortgage, pledge or impose a security interest on or otherwise dispose of, or agree to sell, lease, exchange, transfer, license, mortgage, pledge or impose a security interest on or otherwise dispose of any of its material assets; provided that the foregoing shall not be deemed to restrict the sale, lease, exchange, transfer, license or other disposition of assets in the ordinary course of business consistent with past practice at a price equal to fair market value;

(g) adopt any amendments to its certificate of incorporation or, as to its bylaws or limited liability company agreement, as the case may be, any amendments that would have an adverse impact on the consummation of the transactions contemplated by this Agreement or would be adverse to Acquiror’s interests;

(h) (i) change any of its methods of accounting in effect at December 31, 2003, or (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed One Million Dollars ($1,000,000)), or change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ending December 31, 2002, except, in the case of clause (i) or clause (ii), as may be required by Law or GAAP;

(i) incur any Company Indebtedness whether or not evidenced by a note, bond, debenture or similar instrument, except amounts that can be borrowed pursuant to the Company Credit Documents and up to $2,000,000 in other indebtedness for borrowed money;

(j) enter into, or become obligated under, any individual contract, agreement, arrangement or commitment involving consideration in excess of $250,000 at any time or during any year, or terminate or otherwise change, amend or modify in any material respect any Material Contract;

(k) take or agree to take any action that reasonably would be expected to cause any of the representations and warranties of the Company contained herein to no longer be true and correct in any material respect; or

(l) agree in writing or otherwise to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.1. Access and Information.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, afford to Acquiror and its officers, employees, accountants, consultants, legal counsel, financing sources and other representatives, upon reasonable prior notice, reasonable access during normal business hours to (i) the management and key employees of the Company and Company Subsidiaries and (ii) all information concerning the business, properties, contracts, records and personnel of the Company and the Company Subsidiaries as Acquiror may reasonably request to conduct such examination and investigation of the business and business assets as is reasonably necessary for the purpose of consummating the transactions contemplated by this Agreement (including any financing transactions of Acquiror with respect to the transactions contemplated by this Agreement).

(b) Following the Effective Time, for so long as such information is retained by the Acquiror or the Surviving Corporation (which shall be for a period of at least five (5) years), subject to non-disclosure obligations in confidentiality agreements, attorney client privilege and other similar privileges and disclosure restrictions imposed by Law, Acquiror shall permit Providence Equity Partners, Inc. and its Affiliates and representatives (collectively, the “PEP Parties”) to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Acquiror, to the books, records and personnel relating to the business of the Company, to the extent that such access may be reasonably required in connection with (i) the preparation of any Company Stockholder’s or Optionholder’s Tax returns or with any audit thereof, (ii) any suit, claim, action, proceeding or investigation relating to the operation of the business of the Company and the Company Subsidiaries prior to the Effective Time or (iii) any regulatory filing or matter, provided, that any such PEP Parties shall reimburse Acquiror or the Surviving Corporation promptly for all reasonable out-of-pocket costs and expenses incurred by Acquiror or the Surviving Corporation in connection with any such request. Acquiror and the Surviving Corporation, as applicable, shall attempt in good faith to maintain such books and records in an easily accessible format and at accessible locations.

(c) Following the Effective Time, Acquiror shall, and shall instruct its and the Surviving Corporation’s employees to, at any Company Stockholder’s or Optionholder’s reasonable request, cooperate with such Company Stockholder or Optionholder as may be reasonably required in connection with the investigation and defense of any suit, claim, action, proceeding or investigation relating to the business of the Company that is brought against such Company Stockholder or Optionholder or any of its Affiliates at any time after the Effective Time; provided, however, that such Company Stockholder or Optionholder shall reimburse Acquiror or the Surviving Corporation promptly for all reasonable out-of-pocket costs and expenses incurred by Acquiror or the Surviving Corporation in connection with any such request and neither the Acquiror nor the Surviving Corporation will be required to take any such action unless it has received reasonable assurance that such reimbursement will be paid.

SECTION 7.2. Confidentiality.

Acquiror acknowledges and agrees that all information received from or on behalf of the Company or any of the Company Subsidiaries in connection with the Merger shall be deemed received pursuant to the confidentiality agreement, dated as of January 26, 2004, between the Company and Acquiror (the “Confidentiality Agreement”) and Acquiror shall, and shall cause its officers, directors, employees, Affiliates, financial advisors and agents, to comply with the provisions of the Confidentiality Agreement with respect to such information and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

SECTION 7.3. Further Action; Commercially Reasonable Efforts.

(a) Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using its commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company, the Company Subsidiaries and Acquiror as are necessary for the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use commercially reasonable efforts to take all such action.

(b) From the date of this Agreement until the Effective Time, each of the parties shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror to own or operate all or any portion of the business or assets of the Company.

(c) In connection with the transactions contemplated by this Agreement, the parties shall comply promptly with the notification and reporting requirements of the HSR Act and use all commercially reasonable best efforts to obtain early termination of the waiting period under the HSR Act. The Parties shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any antitrust authority.

SECTION 7.4. Public Announcements.

Prior to the Effective Time, Acquiror and the Company shall consult with each other prior to issuing any press release or otherwise making any public statements with respect to the Merger and neither party shall issue any such press release or make any such public statement without the other party’s written approval, except as may be required by Law, in which case the other party shall be advised and the parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued to the extent practicable.

SECTION 7.5. Indemnification of Directors, Officers and Employees; Directors’ and Officers’ Insurance.

(a) The Acquiror agrees that the certificate of incorporation and bylaws of the Surviving Corporation shall contain the same provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement (the “Current Charter”), which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of Persons who at any time prior to the Effective Time may have been as prospective indemnities under the certificate of incorporation or bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable Law.

(b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against all losses, expenses (including fees and expenses of legal counsel), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any claim, action, suit, proceeding or investigation (a “Director/Officer Claim”), based in whole or in part on the fact that such Person is or was such a director, officer or employee and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent required by the Current Charter and permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent required by the Current Charter and permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware Law).

(c) Without limiting the foregoing, in the event any Director/Officer Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) the Indemnified Party may retain its regularly engaged independent legal counsel as of the date of this Agreement, or other independent legal counsel satisfactory to the Indemnified Party provided that such other counsel shall be reasonably acceptable to Acquiror and the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, and (iii) the Surviving Corporation will use best efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Director/Officer Claim effected without its written consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this Section 7.5, upon learning of any such Director/Officer Claim, shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 7.5 except to the extent such failure prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of Delaware Law. If there is more than one Indemnified Party in connection with a Director/Officer Claim, such Indemnified Parties as a group shall retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to such Indemnified Parties) a conflict on any significant issue between the position of any two or more of such Indemnified Parties, in which event, an additional counsel as may be required may be retained by such Indemnified Parties the cost of which shall be treated as set forth above.

(d) Acquiror shall cause to be maintained in effect for not less than six (6) years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time (the “Current Policies”); provided, however, that Acquiror may substitute therefor policies of insurance providing for substantially the same coverage as the Current Policies and with insurers rated A+ or better by A. M. Best Company containing terms and conditions no less favorable in the aggregate to the Indemnified Parties than the terms and conditions of the Current Policies.

(e) This Section 7.5 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Acquiror and Merger Sub and the Surviving Corporation and their respective successors and assigns. Acquiror hereby guarantees the Surviving Corporation’s obligations pursuant to this Section 7.5.

(f) Notwithstanding Sections 7.5(a) through (e), the Surviving Corporation shall not be required to indemnify or advance expenses to or on behalf of any individual (other than individuals who are employees of the Company or a Company Subsidiary as of the date of this Agreement) in respect of any matter that (disregarding dollar amounts and time limits set forth in Article IX) forms or would form the basis for a claim pursuant to Section 9.1.

SECTION 7.6. Employee Benefits Matters.

For a period of one (1) year after the Effective Time, Acquiror shall cause the Surviving Corporation to provide employee benefits under plans, programs and arrangements, other than equity compensation plans, which, in the aggregate will provide benefits to the employees of the Company and the Company Subsidiaries which, taken together, are not materially less favorable to the employees than those provided pursuant to the plans, programs and arrangements of the Company in effect and disclosed to Acquiror on the date hereof; provided, however, that nothing herein shall interfere with the Surviving Corporation’s right or obligation to make such changes to such plans, programs or arrangements as are necessary to conform with applicable Law.

SECTION 7.7. Labor Matters; WARN.

(a) Acquiror shall not, and shall cause the Surviving Corporation and all of the Company Subsidiaries not to, at any time prior to the 61st day following the Closing Date, without fully complying with the notice and other requirements of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of the Surviving Corporation or any of the Company Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment of the Surviving Corporation or any of the Company Subsidiaries.

(b) If Acquiror takes any action within 180 days after the Closing Date which independently, or in connection with any reduction in the size of the Surviving Corporation’s or any of the Company Subsidiaries’ work force occurring within the ninety day period prior to the Closing Date, could be construed as a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, Acquiror shall be solely responsible for providing any notice required by the WARN Act and for making payments, if any, and paying all penalties and costs, if any, which may result from any failure to provide such notice.

SECTION 7.8. Information, Etc.

Acquiror acknowledges and agrees that the Company has not made any representation or warranty, expressed or implied, as to the Company or any Company Subsidiary or as to the accuracy or completeness of any information regarding the Company or any Company Subsidiary furnished or made available to Acquiror and its representatives, except as expressly set forth in this Agreement (including the Schedules and Exhibits attached hereto), and the Company shall not have or be subject to any liability to Acquiror or any other Person resulting from the distribution to Acquiror, or Acquiror’s use of or reliance on, any such information or any information, documents or material made available to Acquiror in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.

SECTION 7.9. Contacts with Suppliers, Customers and Other Parties.

Without the prior written consent of the Company, prior to the Effective Time, Acquiror shall not, and shall cause Merger Sub and its representatives of Acquiror and Merger Sub not to, contact any suppliers or independent contractors to, or customers of, the Company or any of the Company Subsidiaries, any employees of the Company or any of the Company Subsidiaries, counterparties to any contracts to which the Company or any Company Subsidiary is party, or any Governmental Entity (other than in connection with any filings made under the HSR Act or in connection with other consents, approvals or waivers required to be obtained by Acquiror from Governmental Entities in connection with the transactions contemplated hereby or as required by applicable Law) in connection with or pertaining to the transactions contemplated by this Agreement.

SECTION 7.10. Financial Statements.

(a) The Company covenants and agrees that during the period beginning on the date of this Agreement and ending immediately prior to the Effective Time, it shall provide Acquiror (i) within 20 days of the end of each calendar month, the unaudited consolidated balance sheet and income statement as of the end of or for such month, as applicable, for the Company and the Company Subsidiaries (“Monthly Interim Financial Statements”), (ii) within thirty (30) days of the end of each fiscal quarter, the unaudited consolidated balance sheet and the unaudited consolidated statement of income, and of cash flow for such fiscal quarter for the Company and the Company Subsidiaries setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year (the “Quarterly Interim Financial Statements”, and, together with the Monthly Interim Financial Statements, the “Interim Financial Statements”), and (iii) within seven days after each bi-weekly period commencing with the period ending April 30, 2004, a “pacing report” of minutes billed during such bi-weekly period. Upon the delivery of any Interim Financial Statements, the Company will be deemed to have represented and warranted that such Interim Financial Statements are true and correct in all material respects, were prepared in accordance with GAAP, except for the absence of footnotes and usual and customary year-end adjustments, and present fairly in all material respects the financial position of the Company and the Company Subsidiaries on a consolidated basis at the date indicated and the results of operations of the Company and the Company Subsidiaries for such period.

(b) The Company agrees to instruct Deloitte & Touche LLP (“D&T”) to take such actions as Acquiror may reasonably request directly related to Acquiror’s and the Merger Sub’s financing of the transactions contemplated hereby, including (i) instructing D&T to prepare the Company Financial Statements in a form meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended, (ii) instructing D&T to provide Acquiror with copies of draft audits and the related work papers prior to the issuance of such audits, (iii) requesting the consent of D&T to the use of its report on the Company Financial Statements, (iv) requesting that D&T deliver a “comfort letter” in a form meeting the requirements of SAS 72 or such other form as may be reasonably requested by Acquiror, (v) instructing D&T to perform a SAS 100 review of the March 31, 2003 and March 31, 2004 unaudited balance sheets and income statements of LLC, and (vi) instructing D&T to participate, at Acquiror’s request, in the preparation of any registration statement, prospectus or offering memorandum that includes, or incorporates by reference, the Company Financial Statements or information set forth in the Interim Financial Statements. All out-of-pocket costs and expenses associated with D&T’s actions set forth in this Section 7.10, including but not limited to fees charged by D&T, shall be paid by Acquiror as incurred.

(c) The Company will cooperate with Acquiror and use its commercially reasonable efforts to provide Acquiror as promptly as reasonably practical with such additional financial statements, financial information and related documentation as Acquiror may reasonably request from time to time in order for Acquiror to comply with the requirements of the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended. Such cooperation will include access to financial information for the Company during regular business hours for purposes of completing an audit or review of the period beginning January 1, 2004 and ending on the Closing Date or any interim date, and the provision of representation letters regarding such financial information as reasonably requested by D&T. All out-of-pocket costs and expenses associated with such cooperation shall be paid by Acquiror as incurred.

(d) The Company agrees to permit its officers and employees to provide such assistance in connection with Acquiror’s and the Merger Sub’s financing as Acquiror may reasonably request, including allowing such Persons to attend and participate in meetings with Acquiror’s and Merger Sub’s prospective financing sources, rating agency, the sales force of the lead placement agents and “road show” presentations, and drafting sessions and other preparations for the same. Acquiror acknowledges and agrees that except as specifically set forth in this Section 7.10, neither the Company nor the Company Subsidiaries nor any of their respective officers, directors, employees, affiliates or stockholders have any duties or responsibility whatsoever related to Acquiror’s financing for the transactions contemplated by this Agreement.

SECTION 7.11. Notification.

(a) Between the date of this Agreement and the Closing Date, the Company will promptly notify the Acquiror in writing if the Company becomes aware of any fact or condition that causes or constitutes a breach of any of the Company’s representations and warranties as of the date of this Agreement, or if the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Company’s Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to the Acquiror a supplement to the Company’s Schedules specifying such change. The Acquiror shall be entitled to reject any of the Company’s supplemental disclosures made pursuant to this Section 7.11 for purposes of determining whether or not the condition to Closing set forth in Section 8.2(a) has been satisfied if the new facts or conditions disclosed in the supplemental disclosure to the Schedules are materially different, individually or in the aggregate, than those facts or conditions disclosed in the Disclosure Schedules delivered as of the date hereof. If the Acquiror has the right to reject the supplemental disclosure in the Schedules and fails to do so in writing within ten Business Days following the Acquiror’s receipt thereof, the supplemental disclosures shall be deemed accepted by the Acquiror, the condition to Closing set forth in Section 8.2(a) shall be deemed satisfied and the disclosure relative to Company’s representations and warranties shall be deemed modified and supplemented as indicated in such notice for purposes of Article XI hereof.

(b) Between the date of this Agreement and the Closing Date, each party will promptly notify the other party of the occurrence of any breach of any covenant of such party in this Article VII or of the occurrence of any event that would reasonably be expected to make the satisfaction of one or more of the conditions in Sections 8.2 or 8.3 impossible or unlikely.

SECTION 7.12. Exclusivity.

None of the Company and the Company Subsidiaries nor any of their respective officers, directors, representatives, agents or personnel (the “Company Group”) shall directly or indirectly initiate, solicit, negotiate, accept or discuss any proposal or offer (an “Acquisition Proposal”) to acquire all or any significant part of the Company and/or the Company Subsidiaries, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise (a “Third Party Acquisition”), or provide any nonpublic information to any third party where it is reasonable to believe such third party would use such information in connection with an Acquisition Proposal or proposed Third Party Acquisition, or enter into any agreement, arrangement or understanding requiring the Company or any Company Stockholder to abandon, terminate or fail to consummate the transactions contemplated under this Agreement. The Company represents that no member of the Company Group is party to or bound by any agreement with respect to an Acquisition Proposal or a Third Party Acquisition other than under this Agreement and the members of the Company Group have terminated all discussions with third parties (other than the Acquiror) regarding Acquisition Proposals or Third Party Acquisitions. The Company shall use its commercially reasonable efforts to cause each other member of the Company Group to comply with the provisions of this Section 7.12, and any noncompliance with this Section 7.12 by any member of the Company Group will constitute a breach of this Agreement by the Company.

SECTION 7.13. Financing.

Acquiror agrees to use its best efforts to promptly negotiate and obtain definitive agreements with respect to the financing described in the Financing Commitments (excluding the “Note Offering” as defined in such Financing Commitments) on the terms provided for therein (“Financing”) (or such replacement financing commitments that have substantially similar terms as the Financing Commitments (excluding the “Note Offering” as defined in such Financing Commitments) and in any event no less favorable to Acquiror than those set forth in the Financing Commitments) (the “Definitive Financing Agreements), and if such Definitive Financing Agreements are entered into, to consummate the Financing upon satisfaction of the conditions set forth in Sections 8.1 and 8.2. Acquiror shall use best efforts to satisfy all requirements of the Financing (or such replacement financing commitments that have substantially similar terms as the Financing Commitments (excluding the “Note Offering” as defined in such Financing Commitments) and in any event, no less favorable to Acquiror than those set forth in the Financing Commitments) and of the Definitive Financing Agreements, which are conditions precedent to closing the transaction constituting the Financing and to drawing the cash proceeds thereunder. The Acquiror will notify the Company of any written amendment or change to the Financing Commitments and Definitive Financing Agreements, if any. Acquiror will keep the Company informed, to the extent requested, on a regular on-going basis as to the status of the efforts to obtain the Financing. In the event any portion of the Financing becomes unavailable in any manner or from the sources originally contemplated, the Acquiror will promptly inform the Company.

ARTICLE VIII

CLOSING CONDITIONS

SECTION 8.1. Conditions to Obligations of Acquiror, Merger Sub and the Company to Effect the Merger.

The respective obligations of Acquiror, Merger Sub and the Company to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have pending or have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other material transaction contemplated in this Agreement or would cause any material liability to be imposed on the Acquiror or the Surviving Corporation if the Merger or any transaction contemplated by this Agreement were consummated, nor shall any action in which any of the foregoing is sought be pending; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted or any such action dismissed.

(b) HSR Act. Any waiting period and any extensions thereof under the HSR Act shall have expired or been terminated.

SECTION 8.2. Additional Conditions to Obligations of Acquiror and Merger Sub.

The obligations of Acquiror and Merger Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part, by Acquiror and Merger Sub to the extent permitted by applicable Law:

(a) Representations and Warranties of Company. Each representation and warranty of the Company set forth in Article III or deemed made pursuant to Section 7.10(a) shall be true and correct as of the date of this Agreement, and shall be true and correct as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that for purposes of determining whether Acquiror is obligated to effect the Merger, such representations and warranties shall be deemed true and correct only if, after removing concepts of Company Material Adverse Effect or materiality from all such individual representations and warranties, the aggregate effect of any inaccuracies in such representations and warranties as of the applicable times has not and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants of Company. The agreements and covenants of the Company required to be performed on or before the Effective Time shall have been performed in all material respects.

(c) Deliveries. The Company shall have delivered or caused to be delivered each of the following:

(i) a certificate signed by an authorized officer of the Company dated the Closing Date, stating that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied;

(ii) the payoff letters in customary form relating to the repayment of the Company Indebtedness outstanding under the Company Credit Documents as of the Closing Date together with UCC-3 termination statements or similar documents evidencing the termination of, or Company’s right to terminate, all Encumbrances relating to such Company Indebtedness;

(iii) a Certificate of Merger in the form required by Delaware Law, duly executed by the Company.;

(iv) reasonable evidence that the Company has obtained the consents required under those Material Contracts identified with an asterisk on Schedule 3.12 as requiring consent to a “change of control” of the Company;

(v) resignations of the directors of the Company and the Company Subsidiaries;

(vi) a copy of the Company’s Certificate of Incorporation certified by the Secretary of State of Delaware and a certificate of good standing of the Company from Delaware and each jurisdiction in which the Company is duly qualified to transact business, in each case dated within ten (10) days (30 days in the case of any non-U.S. jurisdiction) of the Closing Date;

(vii) certified copies of the resolutions duly adopted by the Company’s board of directors authorizing its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation of all transactions contemplated hereby and thereby;

(viii) the Price Certification Certificate, duly executed by the President or Chief Financial Officer of the Company;

(ix) the Agency Agreement duly executed by the parties thereto other than Acquiror; and

(x) a certificate, in form and substance as required by the Treasury Regulations promulgated under Code Sections 897 and 1445 stating that the Company is not and has not been a “United States Real Property Holding Company” as such term is defined in Section 897 of the regulations thereunder.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall have been no change, event or condition of any character (whether or not covered by insurance) which, in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) Letter of Credit. The Company will have delivered to Acquiror written instructions terminating the Letter of Credit Escrow Agreement effective immediately following the Effective Time and directing the Pre-Closing Escrow Agent to return the Pre-Closing Letter of Credit (or any proceeds of any earlier drawing under the Pre-Closing Letter of Credit) to Acquiror immediately after the Effective Time.

(f) Dissenting Shares. The Dissenting Shares shall not constitute more than two and one-half percent (2.5%) of all shares of Common Stock outstanding immediately prior to the Effective Time.

(g) Other Agreements. Providence Equity Partners III L.P. shall have executed and delivered to Acquiror a non-competition, non-solicitation and confidentiality agreement substantially in the form of Exhibit B hereto.

If the Closing occurs, all closing conditions set forth in this Section 8.2 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by Acquiror and Merger Sub; provided that such waiver will not affect any right to indemnification pursuant to Article IX in respect of any inaccuracy in any certification made pursuant to Section 8.2(c)(i).

SECTION 8.3. Additional Conditions to Obligations of the Company.

The obligations of the Company to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived, in whole or in part, by the Company to the extent permitted by applicable Law:

(a) Representations and Warranties of Acquiror and Merger Sub. Each representation and warranty of the Merger Sub in Article IV and Acquiror set forth in Article V shall be true and correct as of the date of this Agreement, and shall be true and correct as of the Effective Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided that for purposes of determining whether the Company is obligated to effect the Merger, such representations and warranties shall be deemed true and correct only if, after removing concepts of Acquiror Material Adverse Effect or materiality from all such individual representations and warranties, the aggregate effect of any inaccuracies in such representations and warranties as of the applicable times has not and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Agreements and Covenants of Acquiror and Merger Sub. The agreements and covenants of Acquiror and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects.

(c) Delivery of Consideration. The Acquiror shall have delivered to (i) the Escrow Agent the Indemnification Escrow Amount, (ii) to the Shareholders’ Representative the Reserve Amount and (iii) to the Paying Agent, for the benefit of the Company Stockholders and the Optionholders, an amount equal to the Estimated Merger Consideration less the sum of the Indemnification Escrow Amount, the Reserve Amount, the Management Loans, and an amount equal to the product of the Common Share Price (based on the Estimated Merger Consideration) and the sum of the number of Excluded Shares and Dissenting Shares, in accordance with the provisions of Section 2.7(d).

(d) Other Deliveries. The Acquiror shall have delivered or caused to be delivered to the Company each of the following:

(i) evidence satisfactory to the Company that the Acquiror has made proper arrangements to repay the Company Indebtedness (other than the Online Debt) on the Closing Date in accordance with the payoff letters referred to in Section 8.2(c)(ii);

(ii) a certificate signed by an authorized officer of both Acquiror and Merger Sub dated the Closing Date stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied;

(iii) certified copies of the resolutions duly adopted by each of Acquiror and Merger Sub’s board of directors or equivalent governing body authorizing its execution, delivery and performance under this Agreement and the other agreements contemplated hereby to which it is a party, and the consummation of all transactions contemplated hereby and thereby;

(iv) a Certificate of Merger in the form required by Delaware Law duly executed by Merger Sub; and

(v) the Agency Agreement duly executed by Acquiror.

If the Closing occurs, all closing conditions set forth in this Section 8.3 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Company; provided that such waiver will not affect any right to indemnification pursuant to Article IX in respect of any inaccuracy in any certification made pursuant to Section 8.2(d)(ii).

ARTICLE IX

INDEMNIFICATION

SECTION 9.1. Indemnification of Acquiror.

(a) The Company agrees that, after the Effective Time, the Acquiror and the Surviving Corporation and their respective officers, directors, agents and representatives, and each controlling shareholder of the Acquiror or the Surviving Corporation within the meaning of the Securities Act of 1933, as amended (each hereinafter referred to individually as an “Acquiror Indemnified Person” and collectively as “Acquiror Indemnified Persons”), shall be indemnified and held harmless from and against, any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and out-of-pocket expenses incurred or paid, including reasonable attorneys’ fees, costs of investigation or settlement, other professionals’ and experts’ fees, and court or arbitration costs but specifically excluding consequential damages, lost profits, indirect damages, punitive damages and exemplary damages except to the extent such damages specifically excluded herein are included and awarded in a Third Party Claim (hereinafter collectively referred to as “Damages”) (but only to the extent of funds on deposit in the Indemnification Escrow Account), to the extent such Damages are determined by a Final Award, a final order of a court of competent jurisdiction or agreement of Acquiror and the Shareholders’ Representative to have arisen out of or to have resulted from, in connection with, or by virtue of facts or circumstances which constitute an inaccuracy, misrepresentation, breach of, default in, or failure to perform, any of the representations, warranties or covenants given or made by the Company in this Agreement or in the certificate delivered pursuant to Section 8.2(c)(i), as qualified by the Schedules hereto as updated from time to time in accordance with the terms of this Agreement, or any Transaction Expense to the extent it is not actually reflected in the Transaction Expenses to determine the Final Merger Consideration (collectively, “Company Breaches”). For the avoidance of doubt, no Acquiror Indemnified Person will be entitled to be indemnified pursuant to this Section 9.1 for any liability to the extent such liability is actually reflected in the Company Indebtedness, Transaction Expenses or Closing Working Capital used to determine the Final Merger Consideration.

(b) Any claim for indemnification made by an Acquiror Indemnified Person under this Section 9.1 must be raised in a writing delivered to the Shareholders’ Representative by no later than the Release Date and, if raised by such date, such claim shall survive the Release Date until final resolution thereof.

(c) The aggregate liability on account of Company Breaches pursuant to Section 9.1 or otherwise shall be limited to the Indemnification Escrow Amount and claims for Damages, whether under this Article IX or otherwise, shall be satisfied solely from and to the extent of funds on deposit in the Indemnification Escrow Account. Notwithstanding the foregoing provisions of this Section 9.1, the indemnification provided for in this Section 9.1 shall not apply unless and until the aggregate Damages so determined to be due for which one or more Acquiror Indemnified Persons seeks or has sought indemnification hereunder exceeds a cumulative aggregate of $5.0 million (the “Basket”), in which event the Acquiror Indemnified Persons shall, subject to the other limitations herein, be indemnified for all such Damages in excess of the Basket; provided, however, that the Basket shall not apply to a breach of the Company’s representations and warranties set forth in Section 3.3 (Capitalization), Section 3.4 (Authority), Section 3.10 (Taxes), Section 3.22 (Board Approval; Vote Required) or a breach of the Company’s covenants. In view of the limitation arising from the imposition of the Basket, it is agreed that, in determining whether there exists an inaccuracy in or breach of any representation or breach of warranty by the Company and the amount of any resulting remedy to be provided to an Acquiror Indemnified Person, the concept of Company Material Adverse Effect and “in all material respects” and “in any material respect” qualifications contained in the representations, warranties and certifications of or on behalf of the Company shall be disregarded.

(d) The amount to which an Acquiror Indemnified Person may become entitled under this Article IX shall be net of any actual recovery (whether by way of payment, discount, credit, off-set (including off-set against Online Debt), counterclaim or otherwise) received from a third party (including any insurer) less any cost associated with receiving such recovery in respect of a claim. To the extent that insurance, “pass-through” warranty coverage from a manufacturer or other form of recovery or reimbursement from a third party is available (including off-set rights against the Online Debt) to any Acquiror Indemnified Person to cover any item for which indemnification may be sought hereunder, the Acquiror will, or will cause the Acquiror Indemnified Person to, on a timely and expeditious basis, use commercially reasonable efforts to effect recovery under applicable insurance policies and warranties and otherwise pursue to conclusion available remedies or causes of action to recover the amount of its claim as may be available from such other party; provided the availability of a potential recovery against such a third party shall not affect Acquiror’s right to make a claim against the Indemnification Escrow Account pursuant to this Section 9.1. To the extent an Acquiror Indemnified Person is indemnified and paid the full amount of any claim out of the Indemnification Escrow Account on any claim referred to in the previous sentence, the Acquiror will assign, and the Acquiror will cause the Acquiror Indemnified Person to assign, to the Shareholders’ Representative, to the fullest extent allowable, its claim against such insurance, warranty coverage or third-party claim, or in the event assignment is not permissible, but Acquiror or the Acquiror Indemnified Person in question is nonetheless permitted to pursue such claim on the Shareholders’ Representative’s or the Shareholders’ and Optionholders’ behalf, the Acquiror shall pursue, or shall cause the Acquiror Indemnified Person to pursue, such claim, at the Shareholders’ Representative’s direction and expense and without additional out-of-pocket expense to any Acquiror Indemnified Person, with any recovery thereon to be transmitted promptly to the Indemnification Escrow Account (or if after the Release Date, to the Shareholders’ Representative for distribution to the Company Stockholders and Optionholders) upon receipt. To the extent that any Acquiror Indemnified Person has not been indemnified out of the Indemnification Escrow Account on account of any such claim, any Acquiror Indemnified Person may pursue recovery against such insurance warranty coverage or third party and will be entitled to retain all recoveries made as a result of any such action. The Shareholders’ Representative shall have the right, at mutually agreeable times during normal business hours, after reasonable notice (which may be oral) to Acquiror and without undue disruption to their normal business activities, to inspect the assets and properties of Acquiror and the Surviving Corporation and its Subsidiaries and to inspect and make abstracts and reproductions of all books and records of Acquiror and the Surviving Corporation and its Subsidiaries relating to any such claims. Acquiror shall, and shall cause the Surviving Corporation to furnish the Shareholders’ Representative with such information respecting the assets, business and financial records of Acquiror and the Surviving Corporation and its Subsidiaries relating to any such claims as the Shareholders’ Representative may, from time to time, reasonably request and at the sole cost and expense of the Shareholders’ Representative. The Surviving Corporation shall maintain in effect, until December 31, 2004, or such longer time as there remains a Contested Claim, insurance coverage in amounts not less than as maintained by the Company as of the date of this Agreement.

(e) Each Acquiror Indemnified Party shall be responsible for taking or causing to be taken all reasonable steps to mitigate its Damages upon and after becoming aware of any event that could reasonably be expected to give rise to Damages that may be indemnifiable under this Article IX; provided that any cost, loss or expense incurred or suffered in connection with any such mitigation efforts shall be deemed to be Damages hereunder. To the extent that an Acquiror Indemnified Party may recognize a Tax Benefit as a result of any Damages, the amount of such Tax Benefit shall reduce the amount of Damages otherwise indemnifiable out of the Escrow Indemnification Amount. For this purpose, an Acquiror Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, (i) the Acquiror Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, as calculated by the Acquiror Indemnified Party by excluding any Tax items attributable to the Damages and the applicable indemnification payments from all taxable years, exceeds the Acquiror Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, as calculated by the Acquiror Indemnified Party by taking into account any Tax items attributable to the Damages and the applicable indemnification payments for all taxable years (to the extent permitted by relevant Tax Law and treating such Tax items as the last items claimed for any taxable year), and (ii) the Acquiror Indemnified Party does not reasonably expect that excess to reverse in subsequent Taxable years.

SECTION 9.2. Satisfaction of Indemnification Obligations.

Each of the Company Stockholders and Optionholders receiving consideration pursuant to Article II will be deemed to have received and deposited with the Escrow Agent as a potential adjustment to the consideration it is entitled to receive pursuant to Article II its Pro Rata Share of the Escrow Indemnification Amount so deposited in accordance with Section 2.7(d). Payment of any Damages or amounts owed to Acquiror pursuant to Section 2.5 from the Indemnification Escrow Account shall be taken ratably from the Indemnification Escrow Account as set forth in the Agency Agreement.

SECTION 9.3. Appointment of Shareholders’ Representative.

(a) As, and by voting in favor of or consenting to the Merger and/or by virtue of the approval of the Merger, the Company Stockholders and Optionholders shall be deemed to have approved the designation of Providence Equity Partners, Inc. (in such capacity the “Shareholders’ Representative”) as, the attorney-in-fact and agent for and on behalf of each Company Stockholder and Optionholder and their respective heirs, successors and assigns with respect to the post-Closing adjustments contemplated by Section 2.5, claims for indemnification under this Article IX and the taking by the Shareholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by the Shareholders’ Representative under this Agreement and the Agency Agreement, including the exercise of the power to: (a) authorize the release or delivery to Acquiror of all or any portion of the Indemnification Escrow Account in satisfaction of the Securityholders’ obligations (if any) with respect to the post-Closing adjustments contemplated by Section 2.5 and indemnification claims by Acquiror or any other Acquiror Indemnified Person pursuant to this Article IX; (b) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such indemnification claims; (c) litigate, arbitrate, resolve, settle or compromise any claim for indemnification made pursuant to this Article IX; (d) establish the Reserve Account and pay such amounts therefrom as the Shareholders’ Representative deems necessary or appropriate in its good faith judgment; and (e) take all actions necessary in the judgment of the Shareholder’s Representative for the accomplishment of the foregoing. The Shareholders’ Representative shall have no authority or power to act on behalf of the Company. The Shareholders’ Representative shall have authority and power to act on behalf of the Company Stockholders and Optionholders with respect to the disposition, settlement or other handling of the adjustments contemplated by Section 2.5 and all claims under this Article IX and all rights or obligations arising under Section 2.5 and this Article IX. The Company Stockholders and Optionholders shall be bound by all actions taken and documents executed by the Shareholders’ Representative in connection with Section 2.5 and this Article IX, and Acquiror shall be entitled to rely on any action or decision of the Shareholders’ Representative. In performing the functions specified in this Agreement, the Shareholders’ Representative may act upon any instrument or other writing believed by the Shareholders’ Representative in good faith to be genuine and to be signed or presented by the proper Person and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of the Agency Agreement in the absence of gross negligence or willful misconduct on the part of the Shareholders’ Representative. By approval of the Merger, each Company Stockholder and Optionholder, hereby agree that the Shareholders’ Representative shall be indemnified and held harmless (out of funds that otherwise are to be distributed from the Indemnification Escrow Account to the Company Stockholders and the Optionholders, if any, as described in the following sentence) from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. Any out-of-pocket costs and expenses incurred by the Shareholders’ Representative in connection with actions taken by the Shareholders’ Representative pursuant to the terms of Section 2.5 and this Article IX (including the hiring of legal counsel and the incurring of legal fees and costs) “Representative Expenses” shall be the responsibility of the Company Stockholders and the Optionholders. Upon final distribution of the Indemnification Escrow Account, the Escrow Agent shall pay to the Shareholders’ Representative, out of the aggregate portion of funds in the Indemnification Escrow Account that otherwise are to be distributed to the Company Stockholders and the Optionholders, if any, pursuant to the terms of this Agreement and the Escrow Agreement, any unpaid Representative Expenses. Without limiting the generality of the foregoing, the Shareholders’ Representative shall have full power and authority to interpret all the terms and provisions of this Merger Agreement and the Agency Agreement, and to consent to any amendment hereof or thereof, on behalf of all the Company Stockholders and Optionholders and their respective heirs, successors and assigns.

(b) By approval of the Merger, the Company Stockholders and Optionholders, hereby appoint and constitute the Shareholders’ Representative the true and lawful attorney-in-fact of the Company Stockholders and Optionholders, with full power in their name and on their behalf to act according to the terms of this Agreement and the Agency Agreement in the absolute discretion of the Shareholders’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering the Agency Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Agency Agreement. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Company Stockholder or Optionholder, by operation of law, whether by such person’s death, disability, protective supervision or any other event. Without limiting the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, by approval of the Merger, each Company Stockholder and Optionholder shall be deemed to have waived and renounced its, his or her right to renounce this power of attorney unilaterally any time before the day following the Escrow Termination Date. By approval of the Merger, each Company Stockholder and Optionholder shall be deemed to have waived any and all defenses that may be available to contest, negate or disaffirm the action of the Shareholders’ Representative taken in good faith under the Agency Agreement. Notwithstanding the power of attorney granted in this Section 9.3, no agreement, instrument, acknowledgement or other act or document shall be ineffective solely by reason of a Company Stockholder or Optionholder (instead of the Shareholders’ Representative) having signed or given the same directly.

(c) Company Stockholders who in the aggregate hold at least a majority of the Company Stockholders’ interest in the Indemnification Escrow Account shall have the right at any time prior to the Escrow Termination Date to remove the then-acting Shareholders’ Representative and to appoint a successor Shareholders’ Representative; provided, however, that neither such removal of a then acting Shareholders’ Representative nor such appointment of a successor Shareholders’ Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Company Stockholder constituting a majority of interests with respect to such removal and appointment, together with an acknowledgment signed by the successor Shareholders’ Representative appointed in such writing that it, he or she accepts the responsibility of successor Shareholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Shareholders’ Representative. Each successor Shareholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholders’ Representative, and the term “Shareholders’ Representative” as used herein and in the Agency Agreement shall be deemed to include any interim or successor Shareholders’ Representative.

(d) Notwithstanding anything to the contrary contained herein, the Company shall act on its own behalf at all times prior to the Effective Time, shall sign on its own behalf and shall not appoint any Person as its lawful attorney-in-fact.

SECTION 9.4. Notice of Claim.

As used herein, the term “Claim” means a claim for indemnification by Acquiror or any other Acquiror Indemnified Person or any Company Indemnified Person, as the case may be, for Damages under this Article IX (such Person making a Claim, an “Indemnitee”). An Indemnitee may give notice of a Claim under this Agreement, whether for its own Damages or for Damages incurred by any other Acquiror Indemnified Person or Company Indemnified Person, as applicable, pursuant to written notice of such Claim executed by an officer of Acquiror or the Shareholders’ Representative, as applicable (a “Notice of Claim”), and delivered to the Shareholders’ Representative or Acquiror, as applicable (such receiving party, the “Indemnitor”), promptly after such Indemnitee becomes aware of the existence of any potential claim by such Indemnitee for indemnification under this Article IX, but in any event before the Release Date, arising out of or resulting from:

(a) any item indemnified pursuant to the terms of Section 9.1; or

(b) the assertion, whether orally or in writing, against any Indemnitee of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnitee (in each such case, a “Third-Party Claim”) that arises out of or results from any item indemnified pursuant to the terms of Section 9.1.

So long as such Notice of Claim is given on or prior to the Release Date, no delay on the part of an Indemnitee in giving the Indemnitor a Notice of Claim shall limit or reduce the Indemnitee’s right to indemnity hereunder, nor relieve the Indemnitor from any of its obligations under this Article IX, unless (and then only to the extent that) the Indemnitor is (or the Company Shareholders or Optionholders are, in the case of a Notice of Claim on behalf of an Acquiror Indemnified Person) prejudiced thereby.

SECTION 9.5. Defense of Third-Party Claims.

(a) Subject to the provisions hereof, the Indemnitor on behalf of the Indemnitee shall have the right to elect to defend any Third-Party Claim, and, as provided by Section 9.7, the costs and expenses incurred by the Indemnitor in connection with such defense (including attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be paid by the Indemnitor. The Indemnitee may participate, through counsel of its own choice, in the defense of any Third-Party Claim.

(b) Indemnitee shall give prompt written notice of any Third-Party Claim to the Indemnitor; provided, however, that so long as such notice is given on or prior to the Release Date the failure timely to give such notice shall not limit or reduce the Indemnitee’s right to indemnity hereunder unless (and then only to the extent that) the Indemnitor is (or the Company Shareholders or Optionholders are, in the case of a Notice of Claim on behalf of an Acquiror Indemnified Person) prejudiced thereby. The Indemnitor shall be entitled to assume the defense thereof utilizing legal counsel reasonably acceptable to the Indemnitee; provided that:

(i) the Indemnitor shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification could be materially detrimental to or materially injure the Indemnitee’s reputation or future business prospects (or the business, reputation or future business prospects of Acquiror, the Surviving Corporation or any Company Subsidiary, if the Indemnitee is an Acquiror Indemnified Person); (C) the claim seeks an injunction or equitable relief against the Indemnitee (or against Acquiror, the Surviving Corporation or any Company Subsidiary), if the Indemnitee is an Acquiror Indemnified Person; (D) a conflict of interest exists between the Indemnitor and the Indemnitee; or (E) the Indemnitor has failed or is failing to vigorously prosecute or defend such claim, and

(ii) if the claim for Indemnification relates to Taxes, the Indemnitor’s rights to control the defense of such matter shall extend only to the specific issue for which indemnification is claimed (and not the entire return or taxable period).

(c) If the Indemnitor has the right to and does elect to defend any Third-Party Claim, the Indemnitor shall: (i) conduct the defense of such Third-Party Claim actively and diligently and keep the Indemnitee fully informed of material developments in the Third-Party Claim at all stages thereof; (ii) promptly submit to the Indemnitee copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith; (iii) permit the Indemnitee and its counsel to confer on the conduct of the defense thereof; and (iv) permit the Indemnitee and its counsel an opportunity to review all legal papers to be submitted prior to their submission. Acquiror and the Shareholders’ Representative will make available to each other and each other’s counsel and accountants, without charge, all of its or their books and records relating to the Third-Party Claim, and each party will render to the other party such assistance as may be reasonably required in order to insure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith.

(d) If the Indemnitor has the right to and does elect to defend any Third-Party Claim, the Indemnitor shall have the right to enter into any settlement of a Third-Party Claim without the consent of the Indemnitor provided that (i) the amount of such settlement does not exceed the balance of the Indemnification Escrow Amount, (ii) such settlement does not involve any injunctive or other equitable relief binding upon the Surviving Corporation or any of its Affiliates, and (iii) such settlement expressly and unconditionally releases the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice; provided, further, that no settlement by the Shareholders’ Representative of a Third-Party Claim shall limit or reduce the right of the Acquiror Indemnified Persons to indemnity hereunder for all Damages they may incur arising out of or resulting from the Third-Party Claim to the extent indemnified in this Article IX.

SECTION 9.6. Contents of Notice of Claim.

Each Notice of Claim by an Indemnitee given pursuant to Section 9.4 shall contain the following information:

(a) that Indemnitee has incurred or paid or, in good faith, believes it shall have to incur or pay, Damages in an aggregate stated amount (where practicable) arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Indemnitee based on alleged facts, which if true, would give rise to liability for Damages to such Indemnitee under this Article IX); and

(b) a brief description, in reasonable detail (to the extent reasonably available to Indemnitee), of the facts, circumstances or events giving rise to the alleged Damages based on Indemnitee’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to Indemnitee). Following delivery of the Notice of Claim (or at the same time if the Indemnitee so elects) the Indemnitee shall deliver copies of any demand or complaint, the amount of Damages, the date each such item was incurred or paid, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

SECTION 9.7. Resolution of Notice of Claim.

Each Notice of Claim given by Indemnitee shall be resolved as follows:

(a) Admitted Claims. If, within 20 Business Days after a Notice of Claim is delivered to the Indemnitor, the Indemnitor agrees in writing that liability for such Claim is indemnified under Section 9.1 or Section 9.9, as applicable, the full amount of the Damages specified in the Notice of Claim is agreed to, and that such Notice of Claim is timely, the Receiving Party (on behalf of the Company Stockholders and Optionholders in the case where the Shareholders’ Representative is the Receiving Party) shall be conclusively deemed to have consented to the recovery by the Indemnitee of the full amount of Damages specified in the Notice of Claim in accordance with this Article IX, including, in the event that the Shareholders’ Representative is the Receiving Party, the forfeiture of a portion of the Indemnification Escrow Account equal to such Damages, and Acquiror shall be authorized to deliver such agreement to the Escrow Agent instructing the Escrow Agent to make a wire transfer to the Acquiror in the amount of such Damages.

(b) Contested Claims. If the Receiving Party does not agree in writing to such Notice of Claim or gives the other party written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 20 Business Day period specified in Section 9.7(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Acquiror and the Shareholders’ Representative or (ii) in the absence of such a written settlement agreement within 45 Business Days of such notice or such longer period as is mutually agreed upon by the parties, by binding arbitration between Acquiror and the Shareholders’ Representative in accordance with the provisions of this Section 9.7.

(c) Arbitration of Contested Claims. Any Contested Claim which is not settled by the parties as set forth in Section 9.7(b) shall be submitted to mandatory, final and binding arbitration before J.A.M.S./ENDISPUTE or its successor (“J.A.M.S.”) pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq., and that any such arbitration shall be conducted in Boston, Massachusetts. If J.A.M.S. ceases to provide arbitration service, then the term “J.A.M.S.” shall thereafter mean and refer to the American Arbitration Association (“AAA”). Either Acquiror or the Shareholders’ Representative may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with J.A.M.S. and giving a copy of such demand to each of the other parties to this Agreement. The arbitration shall be conducted in accordance with the provisions of J.A.M.S’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration (or, if J.A.M.S. then means the AAA, the commercial arbitration rules of the AAA then in effect), subject to the provisions of this Section 9.7(c). The parties shall cooperate with J.A.M.S. and with each other in promptly selecting an arbitrator from J.A.M.S.’ panel of neutrals and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of this Agreement. The parties covenant that they shall participate in the arbitration in good faith and that they shall share in its costs in accordance with this Agreement. The provisions of this Section 9.7(c) may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(d) Payment of Costs. Acquiror, on the one hand, and the Company Stockholders and Optionholders (through the Shareholders’ Representative), on the other hand, shall bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. For the avoidance of doubt, the monetary recovery owed to the prevailing party to the arbitration proceeding shall include reimbursement of such advances.

(e) Burden of Proof. Except as may be otherwise expressly provided herein, for any Contested Claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding governed exclusively by the internal Laws of the State of Delaware applicable to contracts executed and entered into within the State of Delaware, without regard to the principles of choice of law or conflicts of law of any jurisdiction.

(f) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and shall deliver such documents to the Shareholders’ Representative and Acquiror, together with a signed copy of the Final Award. Subject to the provisions of this Agreement, the Final Award shall constitute a conclusive determination of all issues in question, binding upon the Company Stockholders, the Optionholders, the Shareholders’ Representative and Acquiror, and shall include an affirmative statement to such effect.

(g) Timing. The Shareholders’ Representative, Acquiror and the arbitrator shall conclude each arbitration pursuant to this Section 9.7 as promptly as possible for the Contested Claim being arbitrated.

(h) Terms of Arbitration. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

(i) Exclusive Remedy. Following the Effective Time, except as specifically otherwise provided in this Agreement, arbitration conducted in accordance with this Agreement shall be the sole and exclusive remedy of the parties for any Claim made pursuant to this Article IX; provided that this sentence shall not be deemed a waiver by any party of its right to seek specific performance or injunctive relief in the case of another party’s failure to comply with the covenants made by such other party.

(j) Payment to Acquiror. If Acquiror is entitled to the recovery of Damages pursuant to any Claim that is agreed to pursuant to Section 9.7(a), or a Contested Claim that is resolved pursuant to Section 9.7(c), the Escrow Agent shall disburse to the Acquiror from the Indemnification Escrow Account in accordance with the Agency Agreement, promptly following such agreement or resolution, the amount of Damages arising out of or resulting from such Claim as so determined.

SECTION 9.8. Distribution of Remaining Indemnification Escrow Amount.

Within three (3) Business Days after the first anniversary of the Closing Date (the “Initial Date”), Acquiror and Shareholders’ Representative shall direct the Escrow Agent to deliver to the Company Stockholders and Optionholders their Pro Rata Share of the amount then held in the Indemnification Escrow Account in excess of the sum of (a) the aggregate amount of unsatisfied or disputed claims for Damages specified in Notices of Claim delivered to the Shareholders’ Representative before the Initial Date, (b) any Representative Expenses, (c) the aggregate amount of unresolved Disputed Items related to the determination of the Final Merger Consideration, and (d) $10 million (such excess amount, the “Excess Amount”). The funds remaining in the Indemnification Escrow Account after such release are referred to as the “Remaining Balance”. Within three (3) Business Days following the Release Date, Acquiror and the Shareholders’ Representative shall direct the Escrow Agent to deliver to the Company Stockholders and Optionholders their Pro Rata Share of the Remaining Balance then held in the Indemnification Escrow Account in excess of the sum of (x) the aggregate amount of all unsatisfied or disputed claims for Damages specified in Notices of Claim delivered to the Shareholders’ Representative before the Release Date, (y) the aggregate amount of unresolved Disputed Items related to the determination of the Final Merger Consideration and (z) any Representative Expenses. As and to extent any claim described in clause (a) or (c) or clause (x) or (y) above is resolved in favor of the Company Stockholders and Optionholders, Acquiror and the Shareholders’ Representative shall direct the Escrow Agent to deliver to the Company Stockholders and Optionholders their Pro Rata Share of the related portion of the remaining amounts in Indemnification Escrow Account net of amounts to pay Representative Expenses described in clause (b) or clause (z) above, as provided in the Escrow Agreement (the date as of which all amounts in the Indemnification Escrow Account have been paid out by the Escrow Agent, the “Escrow Termination Date”).

SECTION 9.9. Indemnification of Company Stockholders, Optionholders and the Company.

The Acquiror agrees that, after the Effective Time, the Acquiror and the Surviving Corporation shall indemnify, defend and hold harmless the Company Stockholders, Optionholders and the Company, and their respective heirs, successors and assigns (the “Company Indemnified Persons”), from and against any and all Damages arising out of or resulting from any breach of any representation, warranty or covenant made by Acquiror in this Agreement or in any of the certificates or other instruments or documents furnished by Acquiror pursuant to this Agreement at or prior to the Effective Time.

SECTION 9.10. Survival of Covenants, Representations and Warranties.

All representations and warranties of the Company contained in this Agreement, as qualified by the Schedules hereto as updated from time to time in accordance with the terms of this Agreement, shall remain operative and in full force and effect until that date which is the earlier of (a) the termination of this Merger Agreement in accordance with Article X and (b) the twenty-one (21) month anniversary of the Closing Date (the “Release Date”). All representations and warranties of Acquiror contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall remain operative and in full force and effect, until that date which is the earlier of (a) the termination of this Agreement in accordance with Article X and (b) the Release Date. All covenants of the parties shall survive according to their respective terms.

SECTION 9.11. Exclusive Remedy; Non-Recourse.

(a) Except as may be required to enforce post-closing covenants hereunder, after the Effective Time the indemnification rights in this Article IX are and shall be the sole and exclusive remedies of the Acquiror, the Acquiror Indemnified Persons, the Shareholders’ Representative, the Surviving Corporation, the Company Stockholders and Optionholders with respect to this Agreement and the Merger contemplated hereby; provided that this sentence shall not be deemed a waiver by any party of its right to seek specific performance or injunctive relief in the case of another party’s failure to comply with the covenants made by such other party.

(b) The Acquiror, for itself, its successors and assigns including the Surviving Corporation and Acquiror Indemnified Persons, acknowledge and agree that this Agreement and the transactions contemplated hereby are non-recourse as to the Shareholders’ Representative, the Company Stockholders and Optionholders and that they shall have no recourse against the Shareholders’ Representative, the Company Stockholders and Optionholders for or on account of any matter, cause, claim or thing of or relating to this Agreement or the Merger or other transactions contemplated hereby, excepting only against and to the extent of the Escrow Indemnification Amount.

(c) In furtherance of the foregoing, the Acquiror for itself, its successors and assigns (including the Surviving Corporation), and Acquiror Indemnified Persons, covenant and agree that neither the Acquiror, the Surviving Corporation nor the Acquiror Indemnified Persons (or any of them) shall sue or initiate or maintain any action, suit or cause of action against the Shareholders’ Representative, the Company Stockholders and Optionholders (in their capacity as such) or any of them as a result of this Agreement or the transactions contemplated hereby.

(d) The provisions of Article IX were specifically bargained for and reflected in the amounts payable to the Company Stockholders and Optionholders in connection with the Merger pursuant to Article II.

SECTION 9.12. Exclusion of Damages.

Each of the parties, the Surviving Corporation and the Acquiror Indemnified Persons hereby expressly waive, and covenant to forego, any and all consequential, indirect, lost profits, punitive and exemplary damages and all claims therefor however arising or asserted, other than to the extent consequential, indirect, punitive or exemplary damages or lost profits are asserted and recovered in a Third-Party Claim.

SECTION 9.13. Dissenting Shares Payments.

Notwithstanding any other provision of this Agreement (including, for the avoidance of doubt, the applicability of the provision which limits the amount of indemnification payments to the Indemnification Escrow Amount and the applicability of the Basket set forth in Section 9.1(c)), in the event there are holders of Dissenting Shares, the Shareholders’ Representative shall pay the Surviving Corporation, on behalf of the Company Stockholders and the Optionholders, from the Reserve Amount or from other funds within its control, (i) an amount equal to the product of (x) the amount by which (A) the Appraised Value paid by the Surviving Corporation to any holder of Dissenting Shares exceeds (B) the Common Share Price and (y) the number of Dissenting Shares held by such holder, and (ii) all other out-of-pocket costs and expenses of the Surviving Corporation reasonably incurred (including reasonable attorneys’ fees) paid in connection with demands for appraisal by holders of Common Stock pursuant to Section 262 of Delaware Law (“Appraisal Demands”) and the determination of the Appraised Value thereof. All such amounts shall be paid to the Surviving Corporation by the Shareholders’ Representative as and when paid by the Surviving Corporation to the holders of Dissenting Shares. The Shareholders’ Representative shall have the right to defend against all matters related to or arising from Appraisal Demands and the determination of Appraised Value in accordance with Section 9.5 as if such Appraisal Demands were Third Party Claims.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

SECTION 10.1. Termination.

This Agreement may be terminated at any time prior to the Effective Time:

(a) by written consent of each of Acquiror, Merger Sub and the Company;

(b) by either the Company, on the one hand, or Acquiror and Merger Sub, on the other hand, if (i) the other shall have breached, or failed to comply with, in any material respect any of its or their obligations under this Agreement or (ii) any representation or warranty made by such other party shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within five (5) days in the case of clause (i) or thirty (30) days in the case of clause (ii) after written notice thereof is delivered to the breaching party or parties and either (x) such breaches, failures or misrepresentations (without regard to materiality qualifiers contained therein), results or is likely to render the closing conditions of the non-breaching party incapable of being satisfied or (y) such breach or failure is a failure or refusal to consummate the Merger as required pursuant to Section 1.2;

(c) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable; provided, however, that neither Acquiror or the Company may terminate this Agreement pursuant to this Section 10.1(c) unless the party seeking to so terminate this Agreement has used commercially reasonable efforts to oppose any such decree, permanent injunction, judgment, order or other action or to have any of the foregoing vacated or made inapplicable to the transactions contemplated by this Agreement;

(d) by either the Company or Acquiror if the Merger shall not have been consummated on or before July 7, 2004 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.l(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date.

A party seeking to terminate this Agreement in accordance with this Section 10.1, shall deliver written notice thereof as provided under Section 10.1. Notwithstanding the provisions of Section 10.1(b), 10.1(c), or 10.1(d), no party may terminate this Agreement if such party is in material violation or breach of a representation, warranty, covenant or agreement.

SECTION 10.2. Effect of Termination.

(a) If this Agreement is terminated under Section 10.1(a), Section 10.1(c) or Section 10.1(d) at a time when no party is in material violation or breach of a representation, warranty, covenant or agreement, all further liabilities and obligations of the Company to Acquiror and Merger Sub and of the Acquiror and Merger Sub to the Company will terminate without further liability of any party hereto.

(b) If this Agreement is terminated under Section 10.1 (other than under Section 10.1(a)) at a time when one or more of the parties is in material violation or breach of a representation, warranty, covenant or agreement, the liabilities and obligations of the party or parties not in such violation or breach shall terminate and the party or parties which are in violation or breach of this Agreement shall remain liable therefor and nothing in this Agreement shall be deemed to limit the remedies available against such party or parties other than the limitations described in Section 10.2(c) below.

(c) If the Company terminates this Agreement pursuant to Section 10.1(b), then the Company shall have the right to notify the Pre-Closing Escrow Agent in writing that it has terminated this Agreement pursuant to Section 10.1(b) (the “Default Notice”) and upon delivery of the Default Notice the Pre-Closing Escrow Agent shall draw on the Pre-Closing Letter of Credit. Upon such termination of this Agreement by the Company pursuant to Section 10.1(b), the Acquiror shall be liable to the Company in an amount equal to $30,000,000 (the “Liquidated Damages Amount”). In such event, the Company shall be entitled to receive the Liquidated Damages Amount from the proceeds of the drawing under the Pre-Closing Letter of Credit. In such event, the payment to the Company of the Liquidated Damages Amount shall serve as full liquidated damages (and not as a penalty) under applicable Law, and neither Acquiror nor Merger Sub shall have any further liability under this Agreement. Payment of such Liquidated Damages shall constitute the sole and exclusive remedy under such circumstances for the Company, the Company Stockholders and the Optionholders, each of whom shall be deemed to have waived and released any right to sue Acquiror or Merger Sub for specific performance of this Agreement or to recover any damages or other amounts in excess of the Liquidated Damages Amount under such circumstances, except for any breach by Acquiror or Merger Sub that occurs after the date of the termination of this Agreement of any provision of this Agreement that survives the termination of this Agreement.

(d) If this Agreement terminates other than under the circumstances described in Section 10.2(c), then Acquiror, Company and Shareholders’ Representative will take such action as may be required to cause the Pre-Closing Escrow Agent under the Letter of Credit Escrow Agreement to refrain from drawing under the Pre-Closing Letter of Credit and to return the Pre-Closing Letter of Credit (or any proceeds of any earlier drawing under the Pre-Closing Letter of Credit) to Acquiror.

(e) If the Agreement is terminated as provided in Section 10.1, the parties shall use commercially reasonable efforts to cause, to the extent practicable, all filings, applications and other submissions made pursuant to this Agreement to be withdrawn from the agency or other Person to which they were made.

SECTION 10.3. Waiver.

At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.1. Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally or Federal Express (or other reputable overnight courier), mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(a)	If to Acquiror or Merger Sub:

ABRY Partners, LLC

111 Huntington Avenue, 30th Floor

Boston, MA 02199

Fax No.: (617) 859-7205

Attention: Peggy Koenig

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

Citigroup Center

153 E. 53rd Street

New York, NY 10022

Fax No.: (212) 446-4900

Attention: John L. Kuehn, Esq.

(b)	If to the Company:

Language Line Holdings, Inc.

One Lower Ragsdale Drive

Monterey, CA 93940

Fax No.: (831) 648-5801

Attention:	Dennis G. Dracup
President and Chief Executive Officer

and

Language Line Holdings, Inc.

c/o Providence Equity Partners, Inc.

50 Kennedy Plaza, 18th Floor

Providence, RI 02903

Fax No.: (401) 751-1790

Attention: Michael J. Angelakis

With a copy (which shall not constitute notice) to:

Edwards & Angell, LLP

2800 Financial Plaza

Providence, RI 02903

Fax No.: (401) 276-6602

Attention: David K. Duffell, Esq.

SECTION 11.2. Certain Definitions.

For purposes of this Agreement, the term:

(a) “Affiliate” means a Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, the first mentioned Person;

(b) “Business Day” shall mean any day other than a day on which banks in the State of California or the State of New York are authorized or obligated to be closed;

(c) “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

(d) “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group;

SECTION 11.3. Headings; Interpretation.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As all parties to this Agreement have participated in the drafting of this Agreement, no ambiguity shall be construed against any party as the drafter. The use of the word “including” herein shall mean “including without limitation.” The use of the term “Company and any Company Subsidiary” herein shall also refer to the Surviving Corporation and its Subsidiaries following the Effective Time.

SECTION 11.4. Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 11.5. Entire Agreement.

This Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 11.6. Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, provided that Acquiror may assign this Agreement and its rights and obligations hereunder (a) prior to the Effective Time, to one of its Affiliates and (b) after the Effective Time, to any Person or Persons, without the consent of any Person (provided that, in either case, no such assignment shall relieve Acquiror from its obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 11.7. Third Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (a) the Indemnified Parties under Section 7.5 and (b) the rights of the

Company Stockholders and the Optionholders to receive the consideration payable in the Merger pursuant to Article II.

SECTION 11.8. Expenses.

Except as otherwise expressly provided herein, all expenses incurred by the parties hereto shall be borne solely by the party that has incurred such expenses.

SECTION 11.9. Amendment.

This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement and the Merger by the Company Stockholders, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger unless such amendment shall have been approved by the holders of a majority of the authorized Common Stock. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 11.10. Governing Law; Submission to Jurisdiction and Waiver of Jury Trial.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

(b) WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 11.10(b) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.10(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(c) Consent to the Exclusive Jurisdiction of the Courts of Delaware.

(i) Each of the parties hereto hereby consents to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or any of the transactions contemplated hereby or thereby, including, without limitation, any proceeding relating to ancillary measures in aid of arbitration, provisional remedies and interim relief, or any proceeding to enforce any arbitral decision or award.

(ii) Each party hereto hereby expressly waives any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts of the State of Delaware and covenants that such party shall not seek in any manner to resolve any dispute other than as set forth herein or to challenge or set aside any decision, award or judgment obtained in accordance with the provisions hereof.

(iii) Each of the parties hereto hereby expressly waives any and all objections such party may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each of the parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with Section 11.1.

SECTION 11.11. No Recourse.

Notwithstanding anything that may be expressed or implied in this Agreement, the Acquiror and Merger Sub agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Company Stockholder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Company Stockholder or any current or future member of any Company Stockholder or any current or future director, officer, employee, partner or member of any Company Stockholder or of any Affiliate or assignee thereof, as such, for any obligation of any Company Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 11.12. Risk of Loss.

The risk of loss or damage to any of the assets of the Company and the Company Subsidiaries from fire or other casualty or cause shall be upon the Company at all times up to the Effective Time, and so long as any such loss does not exceed together with all other losses in the aggregate $15,000,000, it shall be the responsibility of the Company to repair or cause to be repaired and to restore the assets to their condition prior to any such loss or damage prior to the Effective Time. In the event any such losses exceed $15,000,000 in the aggregate, the Company may terminate this Agreement and declare it of no further force and effect. In the event of any such loss or damage, the Company shall notify the Acquiror of same in writing immediately, specifying with particularity the loss or damage incurred, the cause thereof, if known or reasonably ascertainable and the insurance coverage. The proceeds of any claim for any loss payable under any insurance policy with respect thereto shall be used to repair, replace or restore any such property to its former condition subject to the conditions stated below. If the property is not completely repaired, replaced or restored on or before the Closing Date, each of the Company and the Acquiror shall have the right to extend the Closing Date until not later than the Termination Date, and if the property is then not substantially repaired, replaced or restored, the Acquiror may: (a) postpone the Closing until such time as the property has been completely repaired, replaced or restored, but by no more than thirty (30) more days; (b) consummate the Closing and accept the property in its then condition, in which event all proceeds of insurance covering the property involved shall be paid to the Surviving Corporation, as specified by the applicable insurance policy; or (c) terminate this Agreement and declare it of no further force and effect.

SECTION 11.13. Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

SECTION 11.14. Counterparts.

This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT AND PLAN OF MERGER to be executed and delivered as of the date first written above.

LANGUAGE LINE ACQUISITION, INC.

By:	/s/ Peggy Koenig
Name:	Peggy Koenig
Title:	President

LANGUAGE LINE, INC.

By:	/s/ Peggy Koenig
Name:	Peggy Koenig
Title:	President

LANGUAGE LINE HOLDINGS, INC.

By:	/s/ Dennis Dracup
Dennis Dracup
President